[***] CERTAIN INFORMATION IN THIS DOCUMENT HAS BEEN EXCLUDED PURSUANT TO REGULATION S-K, ITEM 601(B)(10). SUCH EXCLUDED INFORMATION IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

Exhibit 10.30

EXECUTION VERSION

AMENDED AND RESTATED PROGRAM AGREEMENT

Dated as of November 9, 2018

among

OPPORTUNITY FINANCIAL, LLC,

as Servicer

OPPORTUNITY FUNDING SPE II, LLC,

as Seller

and

MIDTOWN MADISON MANAGEMENT LLC,

as Purchaser Agent,

AMENDED AND RESTATED PROGRAM AGREEMENT

THIS AMENDED AND RESTATED PROGRAM AGREEMENT (this “Agreement”) is made and entered into this November 9, 2018 (the “Effective Date”), by and among OPPORTUNITY FINANCIAL, LLC, a Delaware limited liability company (the “Servicer”), OPPORTUNITY FUNDING SPE II, LLC, a Delaware limited liability company (the “Seller”), and MIDTOWN MADISON MANAGEMENT LLC, a Delaware limited liability company (the “Purchaser Agent”). The Servicer, Seller and Purchaser Agent are sometimes collectively referred to in this Agreement as the “Parties” or each individually as a “Party.”

RECITALS

WHEREAS, the Servicer, the Seller and the Purchaser Agent previously entered into that certain Program Agreement, dated August 1, 2017 (the “Original Agreement”);

WHEREAS, the Servicer, the Seller and the Purchaser Agent desire to amend and restate the Original Agreement in its entirety in accordance with the terms hereof, and this Agreement shall supersede the Original Agreement, effective as of the Effective Date;

WHEREAS, the Servicer originates unsecured consumer installment loans and/or unsecured lines of credit and acquires participation interests in such loans or lines of credit originated by Bank Partners (as described more specifically herein, “Receivables”), certain of which shall be contributed by Servicer to Seller, a wholly-owned Subsidiary of Servicer, in order to effectuate the Programmatic Purchases described below;

WHEREAS, in accordance with the terms hereof, the Servicer has and will continue to facilitate the purchase of participation interests in certain of the Receivables meeting particular eligibility criteria by each purchaser (each, a “Purchaser,” collectively, the “Purchasers”, and together with their respective Affiliates, successors and permitted assigns, the “Purchaser Parties”) with the terms of each such purchase or series of purchases (each, a “Programmatic Purchase”) determined pursuant to a participation purchase and sale agreement (the “Purchase Agreement”) entered into or to be entered into among the Purchaser Agent, Seller, Servicer and each Purchaser; and

WHEREAS, the Servicer desires to continue to provide certain services relating to the Programmatic Purchases to the Purchaser Parties, and the Purchaser Parties desire to continue to receive such services from the Servicer, and in addition to the terms set forth herein, the Parties have or will enter into one or more servicing agreements (each, a “Servicing Agreement”) in order to set forth their understanding in regard to the servicing matters.

NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE I

RECITALS INCORPORATED IN AGREEMENT; DEFINITIONS

Section 1.1     Recitals. The above Recitals are hereby incorporated herein by reference.

Section 1.2     Definitions. Capitalized terms used, but not otherwise defined herein, shall have the following meanings:

(a)     “Accrued Principal Paydown Amount” shall have the meaning set forth in Section 3.2(a)(vi)a.

(b)     “Additional Collections Account” shall have the meaning set forth in Section 2.8(a).

(c)     “Additional Servicer Collections Account” shall have the meaning set forth in Section 2.8(a).

(d)     “Additional Funding Account” shall have the meaning set forth in Section 2.8(b).

(e)     “Administrative Agent” shall have the meaning set forth in the Senior Facility.

(f)     “Affiliate” shall mean, as to any Person, any other Person (i) that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person, (ii) who is a director or officer (A) of such Person, (B) of any Subsidiary of such Person, or (C) of any Person described in clause (i) above with respect to such Person, or (iii) which, directly or indirectly through one or more intermediaries, is the beneficial or record owner (as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended, as the same is in effect on the date hereof) of ten percent (10%) or more of any class of the outstanding voting securities or other equity or ownership interests of such Person.

(g)     “Agreement” shall have the meaning set forth in the Preamble to this Agreement.

(h)     “Allocated Eligible Receivable” shall mean any Eligible Receivable with respect to which a Purchaser has purchased an Eligible Participation.

(i)     “Allocated Volume” shall have the meaning set forth in Section 2.9.

(j)     “Applicable Law” shall mean any and all federal, state, local and/or foreign statutes, ordinances, rules, regulations, court orders and decrees, administrative orders and decrees, and other legal requirements of any type applicable to the Receivables, Eligible Receivables, Eligible Participations, Program Documents, Seller or Servicer, whether in its capacity as servicer, holder or originator of the Receivables, including, but not limited to, in each case, as applicable, Credit Protection Laws, credit disclosure laws and regulations, the Fair Labor Standards Act, and state and federal usury laws.

(k)     “Applicable Purchased Percentage” shall mean (i) [***] with respect to Allocated Eligible Receivables purchased by Purchasers pursuant to the Purchase Agreement prior to the Effective Date, and (ii) [***] with respect to Allocated Eligible Receivables (or portion thereof if Bank Partner Retained Receivables) purchased by Purchasers pursuant to the Purchase Agreement on or after the Effective Date.

(l)     “Applicable Retained Stake” shall mean (i) [***] with respect to Allocated Eligible Receivables purchased by Purchasers pursuant to the Purchase Agreement prior to the Effective Date, and (ii) [***] with respect to Allocated Eligible Receivables (or portion thereof if Bank Partner Retained Receivables) purchased by Purchasers pursuant to the Purchase Agreement on or after the Effective Date.

(m)     “Applicable Servicer” shall mean any Servicer as defined under the Senior Facility.

(n)     “Approved States” shall mean the Approved States or Approved Bank Partner States, as those terms are defined in the Senior Facility, as well as any other states approved by Purchaser Agent in accordance with Section 2.5(a).

(o)     “Backup Servicer” means First Associates Loan Servicing, LLC, a Delaware limited liability company, or its successor, or another backup servicer chosen by the Purchaser Agent following the Closing Date, provided, that so long as no Termination Event (other than a Termination Event in connection with a Change of Control) has occurred and is continuing, Purchaser Agent may not choose any backup servicer that is a Direct Competitor of Servicer or Seller; and provided further that, to the extent they exceed 110% of the fees of the initial Backup Servicer, such excess Backup Servicer Fees of any other backup servicer chosen by the Purchaser Agent to replace the then-existing backup servicer shall be counted as having been paid to the applicable Purchaser for purposes of determining whether such Purchaser has received its Preferred Return pursuant to Section 3.2(b)(vi).

(p)     “Backup Servicing Agreement” means a backup servicing agreement to be entered into by and among the Purchaser Agent, the Seller, the Servicer and the Backup Servicer.

(q)     “Backup Servicer Fees” means any fees or other amounts payable to the Backup Servicer pursuant to the Backup Servicing Agreement, including, but not limited to expenses incurred by Backup Servicer as verifying agent.

(r)     “Bad Acts” shall mean, as determined by the Purchaser Agent in its Permitted Discretion, the occurrence of any one or more of the following, in each case, following any cure period explicitly set forth herein: (i) the Servicer, Seller or any other party to any Program Document (other than Purchaser Agent, a Purchaser or any of their Affiliates) shall be in intentional and material violation, breach or default of, or shall intentionally fail to perform, observe or comply with, any material covenant, obligation or agreement set forth in this Agreement or any other Program Document that is reasonably susceptible to being cured and such violation, breach, default, or failure shall not be cured within a period of ten (10) Business Days after the earlier to occur of (A) such Person’s actual knowledge of such violation, breach or failure or (B) the date that written notice from Purchaser Agent of such violation, breach, default or failure is delivered to Servicer, (ii) any theft or misappropriation of a Purchaser’s funds or assets, any act of fraud, or any act of intentional or willful material misconduct in each case by the Servicer or the Seller (or any of their respective Affiliates), which shall not be subject to any cure period, in each case, in connection with this Agreement and/or any of the Receivables and/or the performance of the duties, obligations or covenants of the Servicer or Seller under this Agreement or the other Program Documents, as applicable or (iii) any action taken by Servicer, Seller or their respective Affiliates to intentionally avoid or subvert the minimum offer requirements set forth in Section 2.3(b) hereof.

(s)     “Bank Partner” shall have the meaning set forth in the Senior Facility.

(t)     “Bank Partner Collections Account” shall have the meaning set forth in Section 2.8(c).

(u)     “Bank Partner Purchase Documents” shall mean the purchase agreement and related documentation pursuant to which the Seller or one of its Affiliates acquires Bank Partner Receivables from Bank Partners.

(v)     “Bank Partner Retained Principal Balance” means, with respect to any one or more Allocated Eligible Receivables that are Bank Partner Retained Receivables, the aggregate Principal Balance of all such Bank Partner Retained Receivables as of any date multiplied by the Bank Partner Retained Stake.

(w)     “Bank Partner Receivable” shall have the meaning set forth in the Senior Facility.

(x)     “Bank Partner Retained Receivable” shall mean any Allocated Eligible Receivable purchased by Seller that is a Bank Partner Receivable where a percentage of such Bank Partner Receivable is retained by such Bank Partner.

(y)     “Bank Partner Retained Stake” shall mean, with respect to any Allocated Eligible Receivable purchased by Seller that is a Bank Partner Retained Receivable, the percentage, if any, of such Bank Partner Retained Receivable retained by such Bank Partner.

(z)     “Bankruptcy Code” shall mean Title 11 of the United States Code, 11 U.S.C. §§ 101 et. seq., as amended from time to time.

(aa)     “Bankruptcy Proceeding” means (i) the filing by a specified Person of a petition for its bankruptcy or reorganization under the Bankruptcy Code or the laws of any state of the United States, (ii) the commencement against a specified Person with or without its consent or approval of any proceeding seeking its bankruptcy, liquidation or reorganization, appointment of a receiver or trustee of its assets, or comparable relief, which proceeding has not been dismissed or discontinued within sixty (60) days after its filing, (iii) the conversion at any time of an involuntary proceeding of the type described in clause (ii) into a voluntary proceeding with the consent of a specified Person, (iv) the entry by a court of competent jurisdiction of a final and unappealable order granting any relief of the type described in clause (i) or (ii) above, (v) the admission in writing by a specified Person of its inability to pay its debts generally as they become due and (vi) the making by a specified Person of a general assignment for the benefit of its creditors.

(bb)     “Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed.

(cc)     “Call Right” shall have the meaning set forth in Section 2.7(a).

(dd)     “Call Right Trigger” means the occurrence of any Servicing Default pursuant to clauses (ii), (iii), (iv), (v), (vi), (viii), (ix) or (x) of the definition of Servicing Default.

(ee)     “Called Loan” shall have the meaning set forth in Section 2.7(a).

(ff)     “Cash” means money, currency or a credit balance in any demand or deposit account.

(gg)     “Cash Equivalents” means, as at any date of determination, any of the following: (i) marketable securities (A) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (B) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date, (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s, (iii) commercial paper maturing no more than one (1) year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s, (iv) certificates of deposit or bankers’ acceptances maturing within one (1) year after such date and issued or accepted by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (A) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (B) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000, and (v) shares of any money market mutual fund that (A) has substantially all of its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above, (B) has net assets of not less than $500,000,000, and (C) has the highest rating obtainable from either S&P or Moody’s.

(hh)     “Change of Control” shall mean the occurrence of any of the following:

(i)     The current equityholders of the Servicer or their Affiliates at any time for any reason cease to own, directly or indirectly, in the aggregate at least a majority of the issued and outstanding voting equity interests of Servicer (as the same may be adjusted for any combination, recapitalization or reclassification into a greater or smaller number of shares or units);

(ii)     Servicer at any time for any reason ceases to own, directly or indirectly, 100% of the issued and outstanding equity interests of Seller (as the same may be adjusted for any combination, recapitalization or reclassification into a greater or smaller number of shares or units).

(ii)     “Charged Off Receivable” shall have the meaning set forth in the Senior Facility.

(jj)     “Closing Date” shall mean August 1, 2017.

(kk)     “Collections” shall mean all amounts received in the Collections Account in respect of Allocated Eligible Receivables (inclusive of the Seller’s Applicable Retained Stake).

(ll)     “Collections Account” shall have the meaning set forth in Section 2.8(a).

(mm)     “Credit Policies” shall mean the underwriting guidelines and internal policies of Servicer attached hereto as Exhibit C.

(nn)     “Credit Protection Laws” means all federal, state and local laws in respect of the business of extending credit to borrowers, including without limitation, the Truth in Lending Act (and Regulation M promulgated thereunder), Equal Credit Opportunity Act, Fair Credit Reporting Act, Fair Debt Collection Practices Act, Gramm-Leach-Bliley Financial Privacy Act, Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended, all rules and regulations issued by the Consumer Financial Protection Bureau, Dodd–Frank Wall Street Reform and Consumer Protection Act, anti-discrimination and fair lending laws, laws relating to servicing procedures or maximum charges and rates of interest, and other similar laws, each to the extent applicable, and all applicable regulations in respect of any of the foregoing.

(oo)     “CSO Reserves” shall have the meaning set forth in the Senior Facility.

(pp)     “Defective Receivable” shall have the meaning set forth in Section 2.6(c).

(qq)     “Delinquent Receivable” shall have the meaning set forth in the Senior Facility.

(rr)     “Deposit Accounts” shall have the meaning set forth in the Senior Facility.

(ss)     “Direct Competitor” shall mean a Person engaged directly or indirectly, whether through its own operations or operations of its Affiliates, in the business of originating unsecured consumer installment loans or unsecured consumer lines of credit.

(tt)     “Eligible Participations” shall mean participation interests in Eligible Receivables purchased by Purchasers pursuant to the Purchase Agreement.

(uu)     “Eligible Receivables” shall have the meaning set forth in Section 2.6(a).

(vv)     “Event of Default” shall have the meaning set forth in the Senior Facility.

(ww)     “Facility Reserve Account” shall have the meaning set forth in the Senior Facility.

(xx)     “Final Accounting” shall have the meaning set forth in Section 3.3.

(yy)     “FinWise Accounts” shall have the meaning set forth in the Senior Facility.

(zz)     “First Payment Delinquency Ratio” shall mean, with respect to any Vintage Pool, the percentage equivalent to a fraction, (i) the numerator of which is the original aggregate Principal Balance of the Receivables in such Vintage Pool for which the first Scheduled Payment to be made with respect to such Receivable was not made on the date when such payment was due and (ii) the denominator of which is the total original aggregate Principal Balance of all of the Receivables in such Vintage Pool.

(aaa)     “Funding Account” shall have the meaning set forth in Section 2.8(b).

(bbb)     “GAAP” shall mean generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

(ccc)     “GLB Act” shall have the meaning set forth in Section 7.1.

(ddd)     “Governmental Authority” shall mean any federal, state, municipal, national, local or other governmental department, court, commission, board, bureau, agency or instrumentality or political subdivision thereof, or any entity or officer exercising executive, legislative or judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case, whether of the United States or a state, territory or possession thereof, a foreign sovereign entity or country or jurisdiction or the District of Columbia.

(eee)     “Invested Capital” shall mean the aggregate amount of all amounts invested, contributed, or paid by the Purchaser Parties pursuant to the Program Documents, without duplication, including, but not limited to, all amounts (i) paid as Purchase Price for Eligible Participations, (ii) paid as LOC Advances (other than amounts funded out of Collections), and (iii) used to cover expenses (other than amounts funded out of Collections), including Backup Servicer Fees and other fees and expenses, but not, for the avoidance of doubt, including out-of-pocket fees and expenses of Purchaser Parties.

(fff)     “Invested Capital Balance” shall mean an amount equal to a Purchaser’s aggregate Invested Capital, less the aggregate amount of all Collections distributed to such Purchaser pursuant to Sections 3.2(a)(vi), 3.2(a)(vii) and 3.2(b)(v) prior to the date of determination.

(ggg)     “Key Man Trigger Event” shall occur at any time when [***] are no longer employed by Servicer; provided that, following the departure of any of the Persons in this definition, Servicer will have ninety (90) calendar days to appoint a new officer to Servicer that is approved by Purchaser Agent in its Permitted Discretion (such approval not to be unreasonably withheld) before a Key Man Trigger Event shall have been deemed to occur.

(hhh)     “Level One Regulatory Trigger Event” shall have the meaning set forth in the definition of Regulatory Trigger Event.

(iii)     “Level Two Regulatory Trigger Event” shall have the meaning set forth in the definition of Regulatory Trigger Event.

(jjj)     “Lien” shall mean any mortgage, deed of trust, deed to secure debt, or pledge, security interest, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof), or any other arrangement pursuant to which title to the property is retained by or vested in some other Person for security purposes.

(kkk)     “Lifetime Annualized Net Yield” shall mean, as of any date of determination with respect to any Vintage Pool, a percentage calculated as: (X) (A) (i) the aggregate amount of Collections received as of such date with respect to the Allocated Eligible Receivables in such Vintage Pool that have not been applied to principal repayments with respect to such Allocated Eligible Receivables, minus (ii) the aggregate Principal Balance of all Charged Off Receivables in such Vintage Pool as of such date, divided by (B) the average outstanding Principal Balance of all Allocated Eligible Receivables in such Vintage Pool other than Charged Off Receivables (as measured as of the beginning of each calendar month since the origination of such Vintage Pool), divided by (Y) the number of months that have elapsed since the origination of such Vintage Pool, multiplied by (Z) 12.

(lll)     “Line of Credit Receivable” shall have the meaning set forth in the Senior Facility.

(mmm)     “LOC Advances” means advances to consumer Obligors under Line of Credit Receivables with respect to which a Purchaser has purchased an Eligible Participation.

(nnn)     “Loan Level Detail” shall mean details about each applicable Allocated Eligible Receivable and the related Eligible Participations, including, but not limited to, original loan amount, current Principal Balance, Bank Partner Retained Principal Balance, interest rate, original term, remaining term, state, total principal collected to date, total interest collected to date, delinquency and charge off status, among other items as requested by the Purchaser Agent.

(ooo)     “Misappropriation” shall have the meaning set forth in Section 7.3(b).

(ppp)     “Multi-Party Agreement” shall have the meaning set forth in Section 2.8(c).

(qqq)     “NPI” shall have the meaning set forth in Section 7.1.

(rrr)     “Obligor” shall mean a consumer borrower under any of the Receivables.

(sss)     “Obligor Loan Documents” shall mean the loan agreement, promissory note and related agreements entered into between the Servicer or Bank Partner, as applicable, and each Obligor.

(ttt)     “Obligor Obligations” shall means the Principal Balance, interest and any other amounts payable by an Obligor pursuant to the Receivables.

(uuu)     “Party” or “Parties” shall have the meaning set forth in the Preamble to this Agreement, provided that, for purposes of Article VII of this Agreement, “Party” or “Parties” shall include each Purchaser that is party to a Purchase Agreement.

(vvv)     “Permitted Discretion” means a determination or judgment made in good faith in the exercise of commercially reasonable business judgment.

(www)     “Person” shall mean an individual, a partnership, a corporation, a limited liability company, a business trust, a joint stock company, a trust, an unincorporated association, a joint venture, a Governmental Authority or any other entity of whatever nature.

(xxx)     “Phase” means Phase I Term, Phase II Term or Phase III Term, as applicable.

(yyy)     “Phase I Commencement Date” means the Closing Date.

(zzz)     “Phase I Maximum Amount” shall have the meaning set forth in Section 2.2(a) hereof.

(aaaa)     “Phase I Term” shall have the meaning set forth in Section 2.1(a) hereof.

(bbbb)     “Phase I Term Extension” shall have the meaning set forth in Section 2.1(a) hereof.

(cccc)     “Phase II Commencement Date” means the date on which the first purchase of Eligible Participations during the Phase II Term by a Purchaser occurs.

(dddd)     “Phase II Maximum Amount” shall have the meaning set forth in Section 2.2(b) hereof.

(eeee)     “Phase II Option” shall have the meaning set forth in Section 2.1(b) hereof.

(ffff)     “Phase II Term” shall have the meaning set forth in Section 2.1(c) hereof.

(gggg)     “Phase II Term Extension” shall have the meaning set forth in Section 2.1(c) hereof.

(hhhh)     “Phase III Commencement Date” means the date on which the first purchase of Eligible Participations during the Phase III Term by a Purchaser occurs.

(iiii)     “Phase III Maximum Amount” shall have the meaning set forth in Section 2.2(c) hereof.

(jjjj)     “Phase III Option” shall have the meaning set forth in Section 2.1(d) hereof.

(kkkk)     “Phase III Term” shall have the meaning set forth in Section 2.1(e) hereof.

(llll)     “Phase III Term Extension” shall have the meaning set forth in Section 2.1(e) hereof.

(mmmm)     “Phase Maximum Amount” means, as applicable, (i) the Phase I Maximum Amount, (ii) the Phase II Maximum Amount or (iii) the Phase III Maximum Amount.

(nnnn)     “Phase Multiplier” means, as applicable, (i) [***]% during the Phase I Term, (ii) [***]% during the Phase II Term, and (iii) [***]% during the Phase III Term.

(oooo)     “Preferred Return” means a preferred return of [***]% per annum (calculated using the Excel XIRR function) on the Invested Capital Balance with respect to the (i) Eligible Participations purchased by a Purchaser and payable pursuant to Section 3.2(a)(v), or (ii) Eligible Participations purchased by a Purchaser during such Quarterly Tranche and payable pursuant to Section 3.2(b)(vi).

(pppp)     “Principal Balance” shall mean, with respect to any one or more Allocated Eligible Receivables, the aggregate outstanding principal balance of all such Allocated Eligible Receivables as of any date (inclusive of the Seller’s Applicable Retained Stake and a Bank Partner Retained Stake, if applicable), in an amount equal to (i) the initial principal balance of all such Allocated Eligible Receivables, plus (ii) the amount of all subsequent LOC Advances in connection with such Allocated Eligible Receivables, minus (iii) the total amount of all Collections applied to principal with respect to such Allocated Eligible Receivables.

(qqqq)     “Prior Day Reconciliation” shall have the meaning set forth in Section 4.1(b).

(rrrr)     “Program Assets” shall mean, collectively and each individually, all Allocated Eligible Receivables and Eligible Participations and Receivables and participations presented to the Purchaser Parties as Allocated Eligible Receivables or Eligible Participations

(ssss)     “Program Documents” shall mean, collectively and each individually, this Agreement, the Purchase Agreement, the Servicing Agreement, the Backup Servicer Agreement, any Bank Partner Purchase Documents, any Multi-Party Agreement and all other agreements, documents, instruments and certificates heretofore or hereafter executed or delivered to Purchaser Agent or any other Purchaser Party by Servicer, Seller or any of their respective Affiliates in connection with any of the foregoing, as the same may be amended, modified or supplemented from time to time.

(tttt)     “Projected Schedule” shall have the meaning set forth in Section 4.1(a).

(uuuu)     “Promote” shall mean the portion of distributions made from Collections to the Servicer under Section 3.2(a)(vii) or Section 3.2(b)(vii), as applicable.

(vvvv)     “Programmatic Purchase” shall have the meaning set forth in the Recitals to this Agreement.

(wwww)     “Purchase Agreement” shall have the meaning set forth in the Recitals to this Agreement.

(xxxx)     “Purchase Price” shall be, as measured for each Eligible Participation to be purchased, (i) the applicable Phase Multiplier, multiplied by (ii) the outstanding Principal Balance of the applicable Allocated Eligible Receivable as of the date of such purchase, multiplied by (iii) the Applicable Purchased Percentage, multiplied by (iv) if a Bank Partner Retained Receivable, the applicable Seller Purchased Percentage.

(yyyy)     “Purchaser” shall have the meaning set forth in the Recitals to this Agreement.

(zzzz)     “Purchaser Agent” shall have the meaning set forth in the Preamble to this Agreement.

(aaaaa)     “Purchaser Indemnitees” shall have the meaning set forth in Section 7.3(b).

(bbbbb)     “Purchaser Parties” shall have the meaning set forth in the Recitals to this Agreement.

(ccccc)     “Purchaser Principal Balance” shall mean, with respect to any one or more Allocated Eligible Receivables, (i) the aggregate outstanding Principal Balance of all such Allocated Eligible Receivables at the time of purchase by a Purchaser, multiplied by (ii) the Applicable Purchased Percentage for each such Allocated Eligible Receivable, multiplied by (iii) the Applicable Purchased Percentage, multiplied by (iv) if a Bank Partner Retained Receivable, the applicable Seller Purchased Percentage.

(ddddd)     “Quarterly Tranche” shall have the meaning set forth in Section 2.3(d) hereof.

(eeeee)     “Reasonable Efforts” means, with respect to a given obligation, the efforts, consistent with its past practices, that a reasonable Person would use to comply with that obligation as promptly as reasonably possible.

(fffff)     “Receivables” shall have the meaning set forth in the Recitals to this Agreement.

(ggggg)     “Regulatory Trigger Event” shall mean (i) a “Level One Regulatory Trigger Event,” which shall mean the commencement by any Governmental Authority of any formal inquiry or investigation (which, for the avoidance of doubt, excludes any Routine Inquiry), legal action or proceeding, against (A) any of the Seller, the Servicer, any third party then engaged by the Servicer as a sub-servicer or any of the Servicer or the Seller’s respective subsidiaries, challenging its authority to originate, hold, own, service, collect, pledge or enforce any Allocated Eligible Receivables or Eligible Participations with respect to the residents of any state, or otherwise alleging any non-compliance by any of the Seller, the Servicer, any third party then engaged by the Servicer as a sub-servicer or any of the Servicer or the Seller’s respective subsidiaries, with such state’s Applicable Laws related to originating, holding, collecting, pledging, servicing or enforcing such Allocated Eligible Receivables or Eligible Participations or otherwise related to such Allocated Eligible Receivables or Eligible Participations; or (B) any of the Seller, the Servicer, any third party then engaged by the Servicer as a sub-servicer or any of the Servicer or the Seller’s respective subsidiaries, relating to the operation of its business; which inquiry, investigation, legal action or proceeding (1) is not released or terminated in a manner acceptable to Purchaser Agent in its Permitted Discretion within forty-five (45) calendar days of the first date that Servicer or Seller becomes aware of the commencement thereof, and (2) would reasonably be expected to have a material adverse effect on (a) Servicer’s or Seller’s ability to perform any of their respective material obligations under any applicable Program Documents in a given state or other jurisdiction, or (b) the economic value or the expected Collections of the Allocated Eligible Receivables, in either case as determined by Purchaser Agent in its Permitted Discretion, or (ii) a “Level Two Regulatory Trigger Event,” which shall mean the issuance or entering of any stay, order, judgment, cease and desist order, injunction, temporary restraining order, or other judicial or non-judicial sanction, order or ruling against any of the Seller, the Servicer, any third party then engaged by the Servicer as a sub-servicer or any of the Servicer or the Seller’s respective subsidiaries, (A) related in any way to the originating, holding, collecting, pledging, servicing or enforcing of any Allocated Eligible Receivables or Eligible Participations that would reasonably be expected to have a material adverse effect on (1) Servicer’s or Seller’s ability to perform any of their respective material obligations under any applicable Program Documents in a given state or other jurisdiction, or (2) the economic value or the expected Collections of the Allocated Eligible Receivables, in either case as determined by Purchaser Agent in its Permitted Discretion, or (B) or rendering the Purchase Agreement, Program Documents or other documents related to the Allocated Eligible Receivables or Eligible Participations wholly or partially unenforceable in a given state or other jurisdiction; provided, that, in each case, upon the favorable resolution of such inquiry, investigation, action or proceeding as determined by Purchaser Agent in its Permitted Discretion and confirmed by written notice from Purchaser Agent (whether by judgment, withdrawal of such action or proceeding or settlement of such action or proceeding), such Regulatory Trigger Event for such state or other jurisdiction shall cease to exist immediately upon such determination by Purchaser Agent.

(hhhhh)     “Required Monthly Purchase Volume” means, as applicable, (i) $[***] during any month in the Phase I Term, (ii) $3,600,000 during any month in the Phase II Term, and (iii) $[***] during any month in the Phase III Term.

(iiiii)     “Required Notice” means 30 days’ prior written notice for each full $[***] of Eligible Participations purchased by the Purchaser Parties during the most recent 4-week period completed preceding the date on which Purchaser Agent provides notice of termination to the Servicer based upon the most recently received Prior Day Reconciliations; provided, however, that in no event shall the Required Notice be less than 30 days nor more than 120 days.

(jjjjj)     “Required Percentage” means, as applicable, (i) [***]% during the Phase I Term, (ii) [***]% during the Phase II Term, and (iii) [***]% during the Phase III Term.

(kkkkk)     “Release Price” shall have the meaning set forth in Section 2.6(c).

(lllll)     “Routine Inquiry” includes, without limitation, any inquiry, written or otherwise, made by a Governmental Authority with actual or purported legal authority to regulate the activities of any of the Seller, Servicer or any of their respective subsidiaries with respect to the Allocated Eligible Receivables or Eligible Participations, made via a letter or otherwise in connection with the routine transmittal of a consumer or borrower complaint or an alleged failure to comply with such Governmental Authority’s lending licensing requirements or its deferred deposit or similar lending laws or similar laws that are applicable to any of the Seller, Servicer or any of their respective subsidiaries with respect to the Allocated Eligible Receivables or Eligible Participations.

(mmmmm)     “Seller” shall have the meaning set forth in the Preamble to this Agreement.

(nnnnn)     “Seller Default” shall have the meaning set forth in the Purchase Agreement.

(ooooo)     “Seller Purchased Percentage” shall mean, with respect to any Allocated Eligible Receivable purchased by Seller that is a Bank Partner Receivable, the percentage of such Bank Partner Receivable purchased by Seller or its Affiliates from such Bank Partner.

(ppppp)     “Senior Facility” shall mean that certain Senior Secured Multi-Draw Term Loan Facility dated as of November 9, 2018, among Servicer, the other Borrowers party thereto, the Lenders party thereto and Purchaser Agent.

(qqqqq)     “Servicer” shall have the meaning set forth in the Preamble to this Agreement.

(rrrrr)     “Servicer Collections Account” shall have the meaning set forth in Section 2.8(a).

(sssss)     “Servicer Indemnitees” shall have the meaning set forth in Section 7.3(a).

(ttttt)     “Services” shall have the meaning set forth in Section 2.4 hereof.

(uuuuu)     “Servicing Agreement” shall have the meaning set forth in the Recitals to this Agreement.

(vvvvv)     “Servicing Default” shall mean, as reasonably determined by the Purchaser Agent, the occurrence of any one or more of the following, in each case, following any cure period explicitly set forth herein, if any: (i) a Trigger Event, (ii) a Level Two Regulatory Trigger Event has occurred with respect to more than [***] of the Allocated Eligible Receivables and all other loans originated by Servicer and sold to Opportunity Funding SPE II, LLC or any other Subsidiary of Servicer, (iii) the Servicer or Seller shall be in violation, breach or default of, or shall fail to perform, observe or comply with any material covenant, obligation or agreement set forth in this Agreement or any other Program Document that is reasonably susceptible to being cured and such violation, breach, failure or default shall not be cured within a period of ten (10) Business Days after the earlier to occur of (a) such Person’s actual knowledge of such violation, breach or failure and (b) the date that written notice from Purchaser Agent of such violation, breach, failure or default is delivered to Servicer, (iv) any material representation, statement or warranty made or deemed made by Servicer or Seller in any Program Document shall not be true and correct in all material respects or shall have been false or misleading in any material respect on the date when made or deemed to have been made, except those made as of a specific date (which shall be evaluated as of such specific date), which remains uncured (to the extent such breach or violation is capable of being cured) for a period of ten (10) Business Days after the earlier to occur of (a) such Person’s actual knowledge of such violation, breach or failure and (b) the receipt of written notice thereof by such Person from Purchaser Agent, (v) the dissolution of the Servicer or Seller in its state of organization, unless Servicer or Seller is reinstated under the laws of such state within fifteen (15) Business Days, (vi) a Bad Act by Servicer, Seller or any Key Person, (vii) a Key Man Trigger Event, (viii) any Bankruptcy Proceeding involving the Servicer or Seller as debtor, (ix) at any time and for any reason, Servicer does not have the full power and authority to service each Allocated Eligible Receivable or is impaired in its legal ability to service each Allocated Eligible Receivable in accordance with any Servicing Agreement, (x) Servicer shall resign as Servicer under the Servicing Agreement without the prior written consent of Purchaser Agent, (xi) any final judgment against Servicer or Seller (net of any insurance for which the insurance company has admitted liability) in an amount in excess of [***], which judgment is not subject to appeal, (xii) any event which has or is likely to have a material adverse effect on Servicer’s or Seller’s ability to perform any of their respective material obligations under any applicable Program Documents, (xiii) [***]% or more of the Verified Loans either (A) were Defective Receivables or (B) failed to pass verification due to data discrepancies, or (xiv) any other Servicer Event of Default (as such term is defined in the Servicing Agreement).

(wwwww)     “Servicing Fee” shall have the meaning set forth in Section 3.1.

(xxxxx)     “Servicing Policy” shall mean the Servicing Policy of Servicer as set forth in the Servicing Agreement.

(yyyyy)     “Servicing Transfer” shall have the meaning set forth in Section 2.10(c).

(zzzzz)     “Subsequent Program” shall have the meaning set forth in Section 2.9.

(aaaaaa)     “Subsidiary” means, with respect to any Person (the “parent”) at any date, any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent, or (b) that is, as of such date, otherwise controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Anything herein to the contrary notwithstanding, the term “Subsidiary” shall not include any Person that constitutes an investment held by the Servicer in the ordinary course of business and that is not, under GAAP, consolidated on the financial statements of the Servicer and its Subsidiaries. Unless otherwise specified, “Subsidiary” means a Subsidiary of the Servicer.

(bbbbbb)     “Tangible Net Worth” shall mean, with respect to the Servicer and its Subsidiaries, on a consolidated basis with such Person’s subsidiaries, such Person’s (a) total assets, minus (b) capitalized information technology expenses, capitalized transaction expense and other capitalized expenses, minus (c) prepaid expenses, minus (d) other intangible assets, minus (e) total liabilities (which shall include, without limitation, any non-recourse indebtedness of any Subsidiary), plus (f) the principal amount outstanding and any accrued non-current pay interest under the TCS Debt, plus (vii) CSO Reserves.

(cccccc)     “TCS Debt” shall have the meaning set forth in the Senior Facility.

(dddddd)     “Term” shall mean the Phase I Term, Phase II Term or the Phase III Term, as applicable.

(eeeeee)     “Term Loan Availability” shall have the meaning set forth in the Senior Facility.

(ffffff)     “Termination Event” shall mean, as determined by the Purchaser Agent, the deemed occurrence of any one or more of the following, in each case, following any cure period explicitly set forth herein: (i) a Servicing Default, (ii) a Seller Default, (iii) a Change of Control, (iv) a Regulatory Trigger Event (subject to Section 2.1(g)), (v) an Event of Default under the Senior Facility, or (vi) at Purchaser Agent’s election, in the event that the Servicer or Seller enters into an analogous programmatic purchase relationship with a third party on terms that are materially more favorable to the purchaser than the terms outlined herein (as determined by Purchaser Agent in its Permitted Discretion) and the Servicer or Seller has not offered similar terms to Purchaser Agent, provided that in each case the Purchaser Agent provides notice of such termination within sixty (60) days following the date the Purchaser Agent becomes aware of such Servicing Default, Seller Default, Change of Control, Regulatory Trigger Event or that Servicer or Seller, as applicable, enters into such analogous programmatic purchase relationship, respectively.

(gggggg)     “Trigger Event” shall mean an event that occurs if:

(i)     as of any date of determination, the Lifetime Annualized Net Yield as of the last day of the most recently completed month with respect to any Vintage Pool is less than [***]; provided, however, that only Vintage Pools that are at least one (1) calendar month old (as measured from the last day of the last calendar month comprising such Vintage Pool) shall be tested.

(ii)     as of any date of determination, the First Payment Delinquency Ratio as of the last day of the most recently completed month for any Vintage Pool exceeds [***]; provided, however, that only Vintage Pools that are at least one (1) calendar month old (as measured from the last day of the last calendar month comprising such Vintage Pool) shall be tested.

(iii)     as of the last day of each calendar month, the sum of (i) the Servicer’s unrestricted and unencumbered cash (excluding any amounts in the FinWise Accounts and the Facility Reserve Account, but including any amounts in the Deposit Accounts subject to the Administrative Agent’s Lien) and cash equivalents and (ii) the Term Loan Availability shall be not less than $[***].

(iv)     as of any date of determination, the Servicer fail to maintain a Tangible Net Worth of at least $[***].

(hhhhhh)     “Verification Agent” shall have the meaning set forth in Section 2.10(a).

(iiiiii)     “Verification Certificate” shall have the meaning set forth in Section 2.10(a).

(jjjjjj)     “Verification Deliverables” shall mean, with respect to each Allocated Eligible Receivable:

(i)     an electronic schedule in a format described in the Backup Servicing Agreement (or as otherwise required by the Backup Servicer) containing a list of the proposed Allocated Eligible Receivables, and account information with respect thereto;

(ii)     complete and accurate copy of the electronic record of the original electronic credit application, Allocated Eligible Receivable and the electronic signature by the related Obligor, and which shall originally be payable to the Seller (or the Servicer) or a Bank Partner, as applicable, and, with respect to each electronic Allocated Eligible Receivable, all such other documentation evidencing the Allocated Eligible Receivable, all as further provided in the Backup Servicer Agreement;

(iii)     electronic copies of all other agreements and documents relating to such Allocated Eligible Receivable;

(iv)     a copy of each of the credit application, truth-in-lending disclosure, credit report and similar information provided by or related to each Obligor for such Allocated Eligible Receivable; and

(v)     such other documents not otherwise described above as Purchaser Agent, as specified in writing to the Servicer or the Seller, may reasonably require from time to time.

(kkkkkk)     “Verified Loans” shall have the meaning set forth in Section 2.10(a).

(llllll)     “Vintage Pool” means and refers to, at any given time, all Allocated Eligible Receivables that were originated by Servicer in a particular calendar quarter. By way of example, and not by way of limitation, all Allocated Eligible Receivables that were originated in January, February and March of 2017 shall constitute one Vintage Pool, regardless of when a Purchaser purchases the related Eligible Participations from Seller.

(mmmmmm)     “Waterfall Trigger Event” shall mean an event that occurs if:

(i)     as of any date of determination, the Lifetime Annualized Net Yield with respect to any Vintage Pool as of the last day of the most recently completed month is less than [***]; provided, however, that only Vintage Pools that are at least one (1) calendar month old (as measured from the last day of the last calendar month comprising such Vintage Pool) shall be tested.

(ii)     As of any date of determination, the First Payment Delinquency Ratio as of the last day of the most recently completed month (A) for any Vintage Pool exceeds [***], or (B) for any two consecutive Vintage Pools exceeds [***]; provided, however, that only Vintage Pools that are at least one (1) calendar month old (as measured from the last day of the last calendar month comprising such Vintage Pool) shall be tested.

ARTICLE II

GENERAL TERMS

Section 2.1     Term.

(a)     The initial term (“Phase I Term”) of this Agreement shall commence on the Phase I Commencement Date and shall continue until the first to occur of (i) the date that is twelve (12) months after the Phase I Commencement Date, and (ii) the date on which the aggregate Purchaser Principal Balance with respect to Eligible Participations acquired during the Phase I Term equals or exceeds the Phase I Maximum Amount, unless sooner terminated in accordance with the provisions hereof; provided, however, that, subject to Section 2.1(b), to the extent the twelve (12) month period has elapsed and the Purchaser Parties have not purchased Eligible Participations with an aggregate Purchaser Principal Balance equal to or exceeding the Phase I Maximum Amount, the Purchaser Agent may extend the Phase I Term at its sole discretion until the Purchaser Parties have acquired Eligible Participations with a Purchaser Principal Balance equal to the Phase I Maximum Amount (the “Phase I Term Extension”). In order to exercise the Phase I Term Extension, the Purchaser Agent shall provide notice thereof to Servicer and Seller no later than thirty (30) days prior to the end of the initial twelve (12) month period of the Phase I Term or the extended period of the Phase I Term, which notice shall be irrevocable once delivered (subject to the termination provisions of this Agreement). Should Purchaser Agent decline to exercise the Phase II Option (as defined below), any obligation to continue making purchases of Eligible Participations pursuant to Sections 2.1 through 2.3 of this Agreement shall terminate at the end of the Phase I Term as defined above.

(b)     During the Phase I Term, Purchaser Agent shall have the option, in its sole discretion, to extend the Agreement over the Phase II Term, during which the Purchaser Parties may purchase Eligible Participations with an aggregate Purchaser Principal Balance of up to the Phase II Maximum Amount and shall purchase Eligible Participations on a monthly basis with an aggregate Purchaser Principal Balance of at least the applicable Required Monthly Purchase Volume (such option, the “Phase II Option”), by giving Servicer written notice of its election to exercise the Phase II Option on or before the expiration of the Phase I Term. If Purchaser Agent does not elect to exercise the Phase II Option, the Agreement shall not be so extended and the Purchaser Parties shall be under no obligation to continue purchasing Eligible Participations past the termination of the Phase I Term.

(c)     If Purchaser Agent elects to extend this Agreement by exercising the Phase II Option, the additional term (the “Phase II Term”) shall commence immediately after the expiration of the Phase I Term and shall continue until the first to occur of (a) the date that is eighteen (18) months after the Phase II Commencement Date, and (b) the date on which the aggregate Purchaser Principal Balance with respect to Eligible Participations acquired during the Phase II Term equals or exceeds the Phase II Maximum Amount, unless sooner terminated in accordance with the provisions hereof; provided, however, that, subject to Section 2.1(d), to the extent the eighteen (18) month period has elapsed and the Purchaser Parties have not purchased Eligible Participations with an aggregate Purchaser Principal Balance equal to or exceeding the Phase II Maximum Amount during such period, the Purchaser Agent may extend the Phase II Term at its sole discretion until the Purchaser Parties have acquired Eligible Participations with an aggregate Purchaser Principal Balance equal to the Phase II Maximum Amount (the “Phase II Term Extension”). In order to exercise the Phase II Term Extension, the Purchaser Agent shall provide notice thereof to Servicer and Seller no later than thirty (30) days prior to the end of the initial eighteen (18) month period of the Phase II Term or the extended period of the Phase II Term, which notice shall be irrevocable once delivered (subject to the termination provisions of this Agreement). Should Purchaser Agent decline to exercise the Phase III Option (as defined below), any obligation to continue making purchases of Eligible Participations pursuant to Sections 2.1 through 2.3 of this Agreement shall terminate at the end of the Phase I Term as defined above.

(d)     During the Phase II Term, Purchaser Agent shall have the option, in its sole discretion, to extend the Agreement over the Phase III Term during which the Purchaser Parties may purchase Eligible Participations with an aggregate Purchaser Principal Balance of up to the Phase III Maximum Amount and shall purchase Eligible Participations on a monthly basis with an aggregate Purchaser Principal Balance of at least the applicable Required Monthly Purchase Volume (such option, the “Phase III Option”), by giving Servicer written notice of its election to exercise the Phase III Option on or before the expiration of the Phase II Term. If Purchaser Agent does not elect to exercise the Phase III Option, the Agreement shall not be so extended and the Purchaser Parties shall be under no obligation to continue purchasing Eligible Participations past the termination of the Phase II Term.

(e)     If Purchaser Agent elects to extend this Agreement by exercising the Phase III Option, the additional term (the “Phase III Term”) shall commence immediately after the expiration of the Phase II Term and shall continue until the first to occur of (a) the date which is eighteen (18) months after the Phase III Commencement Date, and (b) the date the aggregate Purchaser Principal Balance with respect to Eligible Participations acquired during the Phase III Term equals or exceeds the Phase III Maximum Amount, unless sooner terminated in accordance with the provisions hereof; provided, however, that to the extent the eighteen (18) month period has elapsed and the Purchaser Parties have not purchased Eligible Participations with an aggregate Purchaser Principal Balance equal to or exceeding the Phase III Maximum Amount during such period, the Purchaser Agent may extend the Phase III Term at its sole discretion until the Purchaser Parties have acquired Eligible Participations with an aggregate Purchaser Principal Balance equal to the Phase III Maximum Amount (the “Phase III Term Extension”). In order to exercise the Phase III Term Extension, the Purchaser Agent shall provide notice thereof to Servicer and Seller no later than thirty (30) days prior to the end of the initial eighteen (18) month period of the Phase III Term, which notice shall be irrevocable once delivered (subject to the termination provisions of this Agreement).

(f)     Upon the conclusion of each Term, as applicable, the Servicer shall use its Reasonable Efforts to collect all Obligor Obligations owed under the Allocated Eligible Receivables purchased under the Purchase Agreement during such Term and all scheduled payments with respect to the Eligible Participations purchased during such Term.

(g)     Purchaser Agent may terminate this Agreement at any time and for any reason, in its sole discretion, upon giving the Required Notice to Servicer; provided, however, that Purchaser Agent may terminate this Agreement and the Purchase Agreement immediately in the event of a Termination Event; provided, further, that (i) in the event of a Termination Event that results from a Level One Regulatory Trigger Event that is limited to a particular Approved State (or states), Purchaser Agent shall only be permitted to terminate this Agreement and the Purchase Agreement with respect to such Approved State(s), and (ii) in the event of a Termination Event that results from a Level Two Regulatory Trigger Event, Purchaser Agent shall be permitted to terminate this Agreement and the Purchase Agreement with respect to all Approved States. Notwithstanding the foregoing, (i) if this Agreement is terminated for any reason that does not include a Bad Act, then, other than the provisions set forth in this Agreement setting forth the obligation of any Purchaser to purchase any Eligible Participations and any obligation of Seller to offer any Eligible Participations (including, for the avoidance of doubt, the right of first offer pursuant to Section 2.9) for sale to any Purchaser (all of which provisions shall be terminated), all of the provisions set forth in this Agreement, including, but not limited to, the payment of all amounts due to Servicer and Seller with respect to the Eligible Participations that had been purchased as of the date of such termination, shall survive until the final and complete payment of Collections with respect to all Eligible Participations remaining as of the date of such termination, and (ii) if this Agreement is terminated for any reason that does include a Bad Act by Servicer and the Purchaser Agent effectuates a Servicing Transfer, Servicer shall not be entitled to receive any further amounts pursuant to Section 3.1 or Section 3.2, including, but not limited to, any fees or Promote, if applicable.

Section 2.2     Phase Maximum Amounts.

(a)     Pursuant to the Purchase Agreement, the Purchaser Parties may purchase from Seller up to the maximum investment amount of $[***] (“Phase I Maximum Amount”) during the Phase I Term. The Phase I Maximum Amount will be measured based upon the aggregate Purchaser Principal Balance of the Eligible Participations purchased by the Purchaser Parties during the Phase I Term on the date of measurement.

(b)     If the Purchaser Agent elects to exercise the Phase II Option, the Purchaser Parties may purchase from Seller up to the maximum investment amount of $[***] (which, combined with the Phase I Maximum Amount, is equal to $[***]) (“Phase II Maximum Amount”) during the Phase II Term. The Phase II Maximum Amount will be measured based upon the aggregate Purchaser Principal Balance of the Eligible Participations purchased by the Purchaser Parties during the Phase II Term on the date of measurement.

(c)     If the Purchaser Agent elects to exercise the Phase III Option, the Purchaser Parties may purchase from Seller up to the maximum investment amount of $[***] (which, combined with the Phase I Maximum Amount and the Phase II Maximum Amount, is equal to $[***]) (“Phase III Maximum Amount”) during the Phase III Term. The Phase III Maximum Amount will be measured based upon the aggregate Purchaser Principal Balance of Eligible Participations purchased by the Purchaser Parties during the Phase III Term on the date of measurement.

Section 2.3     Phases and Quarterly Tranches; Purchases and Funding.

(a)     Pursuant to the terms and conditions set forth herein, the Purchaser Parties will purchase a pari passu participation interest in each of the Allocated Eligible Receivables from the Seller pursuant to the Purchase Agreement in the amount of the Applicable Purchased Percentage. Purchaser Agent may, at its sole discretion, use one or more purchaser entities to complete any one or more of the purchases of Eligible Participations. Seller shall be required to retain full legal ownership of one hundred percent (100%) of the underlying Allocated Eligible Receivables, which, for the avoidance of doubt, may itself be a participation interest of less than one hundred percent (100%) in the case of Bank Partner Retained Receivables, and retain the remaining Applicable Retained Stake in the Allocated Eligible Receivables, so long as any Purchaser owns the related Eligible Participations. Each Programmatic Purchase from Seller and the funding of such purchase by each Purchaser shall be governed by the terms of the Purchase Agreement. The Purchasers will only purchase Eligible Participations.

(b)     From and after the Effective Date, through the end of the Term of this Agreement, during each month, beginning with the first calendar month following the Effective Date, the Servicer must offer to the Purchaser Parties pursuant to the terms hereof and the Purchase Agreement, no less than, a number of Eligible Receivables equal to the difference between (i) the product of (x) the total number of Eligible Receivables originated by the Servicer, its wholly-owned direct and indirect Subsidiaries and its Bank Partners during the trailing four (4) month calendar period and (y) [***] and (ii) the total number of Eligible Receivables already offered for sale to the Purchaser Parties during such trailing four (4) month calendar period. In addition, during each Term, the Servicer and its wholly-owned direct or indirect subsidiaries must offer to the Purchaser Parties the right to purchase, pursuant to the terms hereof and the Purchase Agreement, the applicable Required Percentage of any Eligible Receivables to be sold or offered by the Servicer and its wholly-owned direct or indirect subsidiaries to third party purchasers (including the Purchaser Parties). During the Phase II Term and Phase III Term, the requirement to offer the Purchaser Parties the Required Percentage shall expire for each month at such time as the Purchaser Parties have been offered to purchase Eligible Participations with an aggregate Purchaser Principal Balance equal to the applicable Required Monthly Purchase Volume.

(c)     Subject to the provisions contained in this Agreement and the Purchase Agreement, the Purchaser Parties must purchase Eligible Participations in an aggregate Purchaser Principal Balance of up to the applicable Required Monthly Purchase Volume; provided, however, that in no event shall the Purchaser Parties be required to purchase Eligible Participations (i) in any calendar month of a Term in excess of the applicable Required Monthly Purchase Volume, or (ii) in any Term, an aggregate amount in excess of the applicable Phase Maximum Amount. The applicable Required Monthly Purchase Volume and applicable Phase Maximum Amount will be measured based upon aggregate Purchaser Principal Balance of the Eligible Participations purchased by the Purchasing Parties during the calendar month or Term, as applicable, being measured.

(d)     All Allocated Eligible Receivables purchased shall be classified into quarterly tranches, categorized by the applicable three-month calendar period during which the related Eligible Participations were purchased (each, a “Quarterly Tranche”). For the avoidance of doubt, if the Closing Date was February 28, 2017, the first Quarterly Tranche shall be comprised of Allocated Eligible Receivables related to Eligible Participations acquired from March 1, 2017 until May 31, 2017; the second Quarterly Tranche shall be comprised of Allocated Eligible Receivables related to Eligible Participations acquired from June 1, 2017 until August 31, 2017, etc.

(e)     Sales of Eligible Participations to the Purchaser Parties shall be effected on a daily basis on each Business Day. Following the receipt of the weekly Projected Schedule as required by Section 4.1(a), the applicable Purchaser shall pre-fund the estimated Purchase Price to be due to the Seller on the last Business Day of each such week into the Funding Account; provided, however, that in the event the projected Eligible Participations are (i) in any calendar month of a Term, an amount in the aggregate for such month in excess of the applicable Required Monthly Purchase Volume, or (ii) in any Term, an amount in the aggregate for such Term in excess of the applicable Phase Maximum Amount, the Purchaser Parties shall not be under any obligation to purchase such excess amounts and may notify the Servicer within three (3) Business Days of receipt of the Projected Schedule of its intent not to purchase such excess amounts. The Servicer shall make such disbursements from the Funding Account of such Purchaser with no greater frequency than once daily, which shall correspond with daily sales of Eligible Participations to such Purchaser.

(f)     If, as of any date on which Collections are applied pursuant to Section 3.2, the Servicer notifies the Purchaser Agent of a shortfall between the LOC Advances that were made by Seller with respect to any Phase or Quarterly Tranche applicable to a Purchaser and the amount of Collections applied to fund such LOC Advances pursuant to Sections 3.2(a)(ii) or 3.2(b)(ii), as applicable, on such date applicable to such Purchaser and there are insufficient funds in the Funding Account of such Purchaser to fund such LOC Advances, the Purchaser of the Eligible Participations with respect to which such shortfall exists shall be required to pay the Seller an amount equal to such shortfall within two (2) Business Days.

Section 2.4     Services. In addition to any services or duties set forth in the Servicing Agreement, Servicer shall provide the following services to the Purchaser Parties (collectively, the “Services”):

(a)     serve as a liaison and contact with Seller and the Purchaser Agent for matters relating to the Purchase Agreement and the Eligible Receivables;

(b)     provide reasonable assistance to the Purchaser Agent with respect to the Purchaser Parties’ underwriting and evaluation of potential Eligible Receivables to be purchased by each Purchaser under the Purchase Agreement, including, but not limited to, arranging third-party regulatory review and field exams as may be required by Purchaser Agent with respect to the potential Eligible Receivables, subject to the limitations set forth in Section 4.4;

(c)     monitor the Eligible Receivables in connection with Eligible Participations that have been purchased by the Purchaser Parties under the Purchase Agreement;

(d)     prepare or cause to be prepared all reports required to be delivered to Purchaser Agent pursuant to this Agreement, the Servicing Agreement, Purchase Agreement and any other Program Documents and confirm that all Collections thereunder are properly accounted for; and

(e)     perform any other services related to the Eligible Participations and the Purchase Agreement reasonably requested by Purchaser Agent from time to time during the term of this Agreement.

Section 2.5     Origination.

(a)     If required pursuant to each Approved State’s respective laws and regulations, the Servicer and Seller shall obtain and hold all necessary, applicable regulatory licenses required to conduct their respective origination and servicing activities in the Approved States. Additional Approved States may be added by Servicer, subject to such states’ respective laws and regulations, but only with the express, prior written consent of the Purchaser Agent in its Permitted Discretion.

(b)     It is the intention of the Parties that each purchase of an Eligible Participation to be made hereunder or under the Purchase Agreement shall constitute a true sale and absolute conveyance, and not a loan secured by such Eligible Participation, and that each purchase by the Purchaser Parties hereunder or under the Purchase Agreement is absolute and irrevocable, without reservation or retention of any interest whatsoever by the Seller. Except as otherwise provided in this Agreement, each conveyance is made without recourse to the Seller; provided, however, that (i) the Seller shall be liable to the Purchaser Parties for all representations, warranties, covenants and other agreements made by the Seller pursuant to the terms of this Agreement, the Purchase Agreement and any other Program Documents, subject to the respective terms and conditions thereof, and (ii) except as specifically set forth herein, such purchase does not constitute and is not intended to result in an assumption by the applicable Purchaser or any assignee thereof of any obligation of the Seller or any other Person, whether arising under the Allocated Eligible Receivables or otherwise existing. The Seller agrees to note in its books and records that the Eligible Participations have been conveyed to the applicable Purchaser, and the applicable Purchaser agrees to note in its books and records that it has purchased such Eligible Participations and has not loaned the Seller funds secured by such Eligible Participations. If, notwithstanding the intention of the parties, the Seller shall be deemed for any reason to have retained any right, title or interest in or to any Eligible Participation that is or was purported to be the subject of any purchase by such Purchaser hereunder, then the Seller shall be deemed to have granted, and the Seller hereby does grant, to each such Purchaser a senior security interest in all of the Seller’s right, title and interest in, to and under all such Eligible Participations now existing or hereafter arising, which senior security interest shall secure all present and future obligations of the Seller hereunder and under the Purchase Agreement with respect thereto and all amounts paid by the applicable Purchaser(s) to the Seller hereunder plus interest and other charges that accrue on all Eligible Participations. It is the intention of the Seller and the Purchaser Parties that the Eligible Participations sold by the Seller to the Purchaser Parties pursuant to this Agreement and the Purchase Agreement shall not be part of the Seller’s estate in the event of the filing of a bankruptcy petition by or against the Seller under any bankruptcy or similar law. Any Purchaser Party may, in its sole discretion, file a UCC financing statement against the Servicer and the Seller in order to perfect its senior security interest as a purchaser in the Eligible Participations purchased by the Purchaser Parties, solely as a protective measure in the event the transactions described herein were ever characterized as financings, provided that such Purchaser Party shall provide the Servicer and the Seller with prior written notice of such filing and the opportunity to review and comment on such UCC financing statement.

Section 2.6     Eligible Receivables.

(a)     “Eligible Receivables” will be all Receivables that meet the criteria for “Eligible Receivables” as specified in the Senior Facility as approved by Purchaser Agent from time to time. The Eligible Receivables shall be subject to the Credit Policies, certain terms and eligibility criteria under the Senior Facility, the Purchase Agreement and the criteria set forth on Exhibit A.

(b)     All Eligible Receivables from which Eligible Participations will be offered to the Purchaser Parties during each Term shall be selected randomly (or via other such process agreed to by Purchaser Agent in the applicable Participation Agreement) and Servicer hereby agrees to verify that no intentionally systematic adverse selection will exist in determining those Eligible Receivables from which Eligible Participations will be offered to the Purchaser Parties during each applicable Term.

(c)     Upon discovery by any Purchaser Party, Servicer or Seller that any Receivable in which a Purchaser has purchased a participation interest hereunder was not an

Eligible Receivable as of the date that such Purchaser purchased such participation interest (each such Receivable, a “Defective Receivable”), Seller shall, within five (5) Business Days after the earlier of its discovery thereof or receipt of notice thereof from a Purchaser Party repurchase the participation interest in such Defective Receivable owned by the applicable Purchaser at a cash purchase price equal to (i) the then outstanding Principal Balance of such participation interest plus any accrued and unpaid interest thereon, multiplied by (ii) the Applicable Purchased Percentage with respect to such Defective Receivable, multiplied by (iii) the applicable Phase Multiplier (such amount, the “Release Price”), which Release Price shall not constitute Collections hereunder. If the Release Price for any participation interest related to a Defective Receivable is paid to the applicable Purchaser, then the applicable Purchaser shall, and shall cause Backup Servicer to, at Seller’s sole cost and expense, deliver the related Verification Deliverables to Seller or its designee and shall execute such documents, releases and instruments of transfer or assignment, prepared by Seller at its sole cost and expense, and take such other actions as shall reasonably be requested by the Seller to effect the transfer of such participation interest in such Defective Receivable from the applicable Purchaser to Seller.

(d)     The Servicer shall offer to Purchaser Agent and each Purchaser, and the Purchaser Agent on behalf of each Purchaser shall have the right to approve as an Eligible Receivable, any new products offered or geographies entered into by the Servicer or its subsidiaries that are similar in nature to the Eligible Receivables that the Servicer or its subsidiaries launches, including, without limitation, any installment loans or lines of credit with a minimum interest rate of at least fifty percent (50%) per annum.

Section 2.7     Call Right.

(a)     If any Call Right Trigger has occurred at any time during any Term of this Agreement and is continuing, the Purchaser Parties shall have the right (the “Call Right”) to purchase from the Seller all, but not less than all, of the underlying Allocated Eligible Receivables (whether or not Delinquent Receivables or Charged Off Receivables) on a whole loan basis, or, in the case of Bank Partner Retained Receivable, a whole participation interest basis, at a price equal to the aggregate Principal Balance of all such Allocated Eligible Receivables (excluding those that are Delinquent Receivables or Charged Off Receivables) multiplied by the Applicable Retained Stake with respect to each such Allocated Eligible Receivable; provided, however, that, to the extent that the Call Right Trigger relates to a Bad Act, the Purchaser Parties shall have the right to purchase all of the Allocated Eligible Receivables (whether or not Delinquent Receivables or Charged Off Receivables) on a whole loan basis, or, in the case of Bank Partner Retained Receivable, a whole participation interest basis, from the Seller at a price equal to $[***] (any Allocated Eligible Receivables purchased pursuant to the Call Right, the “Called Loans”). The Call Right may be exercised by the Purchaser Agent on behalf of the Purchaser Parties by providing written notice thereof to Servicer and Seller no later than sixty (60) days after the Purchaser Agent becomes aware of the occurrence of the applicable Call Right Trigger, provided that such Call Right Trigger is then continuing. Except to the extent that the Call Right Trigger relates to a Bad Act, if the Purchaser Parties exercise the Call Right, the Call Right shall be the exclusive remedy of the Purchaser Parties related to the facts and circumstances giving rise thereto and the Purchaser Agent, upon any such exercise of the Call Right on behalf of itself and the other Purchaser Parties other than in connection with a Bad Act, hereby waives any other rights or remedies otherwise provided by Applicable Law.

(b)     If the Call Right is timely exercised by the Purchaser Agent, the Seller shall be obligated to sell such Called Loans to the applicable Purchaser(s) at the price as calculated above, at the time and place determined by the Purchaser Agent, which shall not be later than ten (10) Business Days following the exercise of the Call Right.

(c)     At the closing of the Call Right, the Seller and the Servicer shall deliver the Verification Deliverables and any original documents pertaining to the Called Loans to the Purchaser Agent or the Backup Servicer as directed by the Purchaser Agent. The Called Loans shall be conveyed to the applicable Purchaser(s) free and clear of all Liens. The Servicer and Seller hereby acknowledge and agree that neither the applicable Purchaser nor the Purchaser Agent shall be obligated to make any LOC Advances with respect to a Called Loan.

(d)     Each of Servicer and Seller hereby irrevocably makes, constitutes and appoints each of the Purchaser Parties, and each of them, as Servicer and Seller’s true and lawful agent and attorney-in-fact, with full power of substitution, and with full power and authority to act in such Party’s name and on such Party’s behalf, solely in the event of a Termination Event, in the event that Servicer and Seller fail to comply with their obligations under this Section 2.7 to consummate the Call Right and then solely to make, execute, deliver, swear to, acknowledge, file and record any and all agreements, documents, certificates and other instruments reasonably deemed necessary by the Purchaser Agent to consummate the Call Right.

Section 2.8     Bank Accounts.

(a)     Collections Account(s). The Servicer shall establish and maintain one account with Bank of America, N.A. and another with BMO Harris Bank N.A. (or any replacement bank acceptable to the Purchaser Agent), each in the name of the Servicer for receipt of Collections on Allocated Eligible Receivables acquired during each Term, other than Bank Partner Receivables, which are addressed in Section 2.8(c) (collectively, the “Servicer Collections Account”), which Servicer Collections Account shall, no later than the date that is thirty (30) days after the Effective Date, be subject at all times thereafter during the applicable Term to an account control agreement granting control over such Servicer Collections Account to the Purchaser Agent and which shall require a distribution each Business Day of all funds on deposit in such Servicer Collections Account (including any Collections) to an account designated by Purchaser Agent (which may include the Collections Account or any Additional Collections Account (each as defined below)). The Purchaser Agent shall establish and maintain an account with Pacific Western Bank (or another bank acceptable to the Purchaser Agent) in the name of each applicable Purchaser for receipt of distributions from the Servicer Collections Account that represent Collections on Allocated Eligible Receivables acquired during each Term (the “Collections Account”). In the event Purchaser Agent elects to extend this Agreement for the Phase II Term or the Phase III Term or at any time, Purchaser Agent may, at its sole discretion, establish and maintain a separate account with Pacific Western Bank (or another bank acceptable to the Purchaser Agent) in the name of each Purchaser for receipt of Collections on Allocated Eligible Receivables acquired during each such additional Term (each, an “Additional Collections Account”). In the event that there are multiple Purchasers, Servicer shall, at the direction of the Purchaser Agent, establish and maintain a separate account with Bank of America, N.A. (or another bank acceptable to the Purchaser Agent) in the name of the Servicer for receipt of Collections on Allocated Eligible Receivables acquired by each such Purchaser (each, an

“Additional Servicer Collections Account”), which Additional Servicer Collections Account shall, no later than the date that is thirty (30) days after its establishment, be subject at all times thereafter during the applicable Term to an account control agreement granting control over such Additional Servicer Collections Account to the Purchaser Agent and which shall require a distribution each Business Day of all funds on deposit in such Additional Servicer Collections Account (including any Collections) to an account designated by Purchaser Agent (which may include the Collections Account or any Additional Collections Account). The Seller and Servicer shall instruct each Obligor to make all payments with respect to Obligor Obligations on the Allocated Eligible Receivables (inclusive of the Seller’s Applicable Retained Stake), other than Bank Partner Receivables, which are addressed in Section 2.8(c), to the Servicer Collections Account or Additional Servicer Collections Account, as applicable, and shall cause (to the extent not already required by the applicable account control agreement) all amounts on deposit in the Servicer Collections Account and each Additional Servicer Collections Account to be distributed each Business Day to the applicable Collections Account or Additional Collections Account. In the event Servicer or Seller (or any of their respective Affiliates) receives funds on behalf of the Allocated Eligible Receivables directly, Servicer or Seller (or such Affiliate) shall hold such funds in trust for the Servicer, the Seller and the applicable Purchaser and shall promptly (and in any event within two (2) Business Days) deposit such Collections in the Servicer Collections Account or Additional Servicer Collections Account, as applicable, to be applied only in accordance with this Agreement. Other than by making such deposits, only the Purchaser Parties and their representatives shall have access to the Servicer Collections Account, any Additional Servicer Collections Account, the Collections Account, any Additional Collections Account and their respective contents.

(b)     Funding Account(s). Each applicable Purchaser shall establish and maintain an account with Pacific Western Bank (or another bank acceptable to such Purchaser) in the name of such Purchaser for funding the Purchase Price of the Eligible Participations to be acquired during each Term and applicable LOC Advances (the “Funding Account”). In the event Purchaser Agent elects to extend this Agreement for the Phase II Term or the Phase III Term or at any time, the Purchaser Parties may, at their discretion, establish and maintain a separate account with Pacific Western Bank (or another bank acceptable to the Purchaser Agent) in the name of each Purchaser for funding the Purchase Price of the Eligible Participations to be acquired during each such additional Term and applicable LOC Advances (each, an “Additional Funding Account”). The Servicer shall be granted disbursement rights from the Funding Account (and any Additional Funding Accounts) solely to enable the Servicer to disburse (i) the Purchase Price amounts to the Seller to effectuate the sale of Eligible Participations to each applicable Purchaser pursuant to the terms and restrictions set forth herein and (ii) LOC Advances to Obligors to the extent there are insufficient funds available from distributions to be made to the applicable Purchaser pursuant to Sections 3.2(a)(ii) or 3.2(b)(ii), as applicable, to fund such LOC Advances. The Servicer shall make such disbursements with no greater frequency than once daily, which shall correspond with daily sales of Eligible Participations to each Purchaser.

(c)     Bank Partner Collections Account(s). The Servicer shall cause each Bank Partner to establish and maintain one account at either such Bank Partner, Bank of America, N.A., or BMO Harris Bank N.A. for receipt of Collections on Bank Partner Retained Receivables acquired during each Term (collectively, the “Bank Partner Collections Accounts”), which Bank Partner Collections Account shall require a distribution each Business Day of all funds on deposit in such Bank Partner Collections Account (including any Collections), net of the applicable Bank Partner Retained Stake, to the Collections Account. The Seller, Servicer and the Purchaser Agent shall enter into a Multi-Party Agreement (the “Multi-Party Agreement”) with each such Bank Partner, in form and substance satisfactory to the Purchaser Agent in its Permitted Discretion, which shall govern the maintenance and operation of such Bank Partner Collections Account.

Section 2.9     Right of First Offer. So long as the Purchaser Agent has exercised the Phase II Option and the Phase III Option, if the Servicer intends to enter into a subsequent Programmatic Purchase relationship during months thirteen (13) through eighteen (18) of the Phase III Term (or such shorter period of time in the event that the Phase III Term terminates before the end of such eighteenth (18th) month) (the “Subsequent Program”), the Servicer shall provide the Purchaser Agent with written notice of such intention (the “Subsequent Program Intent Notice”). During the fifteen (15) day period following its receipt of the Subsequent Program Intent Notice (the “Subsequent Program Notice Period”), the Purchaser Agent shall have the right to provide the Servicer with an offer that sets forth the financial terms upon which the Purchaser Parties would be willing to purchase participations per the structure set forth in this Agreement for [***] of the Servicer’s future Eligible Receivable origination volume for a period of one (1) year following the expiration of the Phase III Term (the “Subsequent Program Offer”). The Servicer shall have fifteen (15) days following its receipt of the Subsequent Program Offer during which it may accept such Subsequent Program Offer. If the Servicer accepts the Subsequent Program Offer, the Parties will negotiate to amend the Program Documents to incorporate the terms of such Subsequent Program Offer. If the Servicer does not timely accept, or rejects, the Subsequent Program Offer, the rights of the Purchaser Parties and the obligations of the Servicer under this Section 2.9 shall automatically terminate and the Servicer may enter into a Subsequent Program with any party of its choosing. The Servicer agrees not to enter into an agreement with a third party regarding a Subsequent Program during the Subsequent Program Notice Period.

Section 2.10     Backup Servicer; Servicing Transfer.

(a)     At or before the Closing Date, the Purchaser Agent and Servicer shall enter into a Backup Servicing Agreement with the Backup Servicer. In addition to its backup servicing role, in its capacity as “Verification Agent” under the Backup Servicing Agreement, the Backup Servicer shall verify the Allocated Eligible Receivables submitted for verification by the Servicer and Seller. The Servicer and Seller shall submit to the Backup Servicer for verification (i) at least [***]% (by number of Allocated Eligible Receivables) of the Allocated Eligible Receivables and the Eligible Participations to be purchased therein prior to such participations being sold to the Purchaser, and (ii) an additional [***]% (by number of Allocated Eligible Receivables) of the Allocated Eligible Receivables and the Eligible Participations purchased within ten (10) Business Days after such participations have been purchased by the Purchaser (such Eligible Receivables that have been submitted for verification and have been verified by Backup Servicer, collectively, the “Verified Loans”). As a condition to the closing of the purchase of each Eligible Participation pursuant to the Purchase Agreement, the Backup Servicer shall have received the Verification Deliverables with respect to the Allocated Eligible Receivable underlying each Eligible Participation, and shall have issued and delivered to Purchaser Agent and Servicer a Verification Certificate (without any material exceptions noted thereon unless otherwise waived by Purchaser Agent) provided for in the Backup Servicing Agreement, all in form and substance acceptable to Purchaser Agent at its Permitted Discretion (each, a “Verification Certificate”).

(b)     The Servicer has transferred an electronic copy of its servicing and collection files to the Backup Servicer and has implemented systems to continually transfer such electronic copies on an ongoing basis.

(c)     If a Servicing Default has occurred at any time during any Term of this Agreement and is continuing, the Purchaser Agent shall have the right, at its sole discretion, to cause or direct servicing of the Allocated Eligible Receivables underlying the Eligible Participations to be transferred to the Backup Servicer or another third party servicer acceptable to the Purchaser Agent, following which, no further Servicing Fees shall be due to Servicer (the foregoing, a “Servicing Transfer”). Following notification of a Servicing Transfer to the Servicer and the Backup Servicer, upon direction from the Purchaser Agent, the Servicer shall immediately cease all attempts to service, collect upon or engage in any activity with respect to the Allocated Eligible Receivables underlying the Eligible Participations, and the Backup Servicer shall individually service the Allocated Eligible Receivables underlying the Eligible Participations. The Servicer shall be obligated to reasonably cooperate with respect to a Servicing Transfer as set forth in the Program Documents.

Section 2.11     Notification of Inquiry. Subject to any legal restrictions imposed by federal or state regulators or on disclosure of pending investigations, Servicer or Seller shall notify Purchaser Agent promptly (in any event, within five (5) Business Days) after Servicer or Seller is formally notified by the Consumer Financial Protection Bureau (or any other Governmental Authority responsible for the regulation of consumer financial products and services) that such Governmental Authority has opened a formal regulatory inquiry or taken any other formal regulatory action with respect to the activities of Servicer (whether or not related to the Receivables).

ARTICLE III

FEES AND DISTRIBUTION OF PROCEEDS

Section 3.1     Servicing Fees. As compensation for the Services provided by Servicer to the Purchaser Parties hereunder, Servicer shall be paid a fee (the “Servicing Fee”), payable in accordance with Section 3.2(a)(iii) and Section 3.2(b)(iii), as applicable, in an amount equal to three percent (3.00%) of Collections.

Section 3.2     Distributions of Proceeds. As consideration for each of their respective agreements contained herein, Servicer, Seller and the Purchaser Agent, on behalf of the Purchasers, hereby agree that once per calendar week (or more often at Purchaser Agent’s sole discretion) on each Wednesday (or the first Business Day thereafter if closed on that date or Wednesday is not the third Business Day of such week), Purchaser Agent shall distribute the Collections from the prior week (with respect to such Phase or Quarterly Tranche, as applicable, and on a separate basis for each Purchaser) from the Collections Account or Additional Collections Account, as applicable, as set forth below:

(a)     if a Waterfall Trigger Event has not occurred, distributions of Collections shall be made as follows, on a separate basis for each Phase on a consolidated basis for such Phase:

(i)     First, to the Seller, solely from the Collections received with respect to a specific Allocated Eligible Receivable, to repay all accrued but unpaid interest on such Allocated Eligible Receivable contained within such Phase with respect to the period from and including the date of origination of such Allocated Eligible Receivable until the date the Eligible Participation with respect to such Allocated Eligible Receivable was first sold to a Purchaser;

(ii)     Second, to the Seller, to fund any LOC Advances related to Eligible Participations contained within such Phase;

(iii)     Third, to the Backup Servicer, in respect of any Backup Servicer Fees owed to the Backup Servicer with respect to such Phase pursuant to the Backup Servicing Agreement;

(iv)     Fourth, in the absence of a Servicing Transfer, to the Seller, the Servicing Fee then due with respect to such Phase;

(v)     Fifth, (A) for Collections relating to all Allocated Eligible Receivables purchased prior to the Effective Date, (i) [***] of the Collections allocable to such Phase to the applicable Purchaser, and (ii) [***] of such Collections to the Seller, on a pro rata basis, and (B) for Collections relating to all Allocated Eligible Receivables purchased on or after the Effective Date, (i) [***] of the Collections allocable to such Phase to the applicable Purchaser, and (ii) [***] of such Collections to the Seller, on a pro rata basis, as applicable, until each applicable Purchaser has received aggregate distributions pursuant to this Section 3.2(a)(v) equal to the Preferred Return accrued through the date of distribution;

(vi)     Sixth,

a.     if a Purchaser’s Invested Capital Balance for such Phase is greater than [***] of the highest Invested Capital Balance for such Purchaser during such Phase, (A) for Collections relating to all Allocated Eligible Receivables purchased prior to the Effective Date, (i) [***] of the Collections allocable to such Phase to the applicable Purchaser, on a pro rata basis, and (ii) [***] of such Collections to the Seller, on a pro rata basis, and (B) for Collections relating to all Allocated Eligible Receivables purchased on or after the Effective Date, (i) [***] of the Collections allocable to such Phase to the applicable Purchaser, and (ii) [***] of such Collections to the Seller, on a pro rata basis, as applicable, an amount equal to the product of the aggregate Purchase Price for such Phase, and the sum of (x) all principal payments received with respect to Allocated Eligible Receivables sold to Purchasers under a Purchase Agreement during such Phase since the last date that distributions were made pursuant to this Section 3.2, and (y) the aggregate principal balance of all newly Delinquent Receivables and newly Charged Off Receivables with respect to Allocated Eligible Receivables sold to Purchasers under a Purchase Agreement during such Phase since the last date that distributions were made pursuant to this Section 3.2, until each such Purchaser’s Invested Capital Balance for such Phase has been reduced to zero; provided, however, that if amounts paid under this Section 3.2(a)(vi)(a) for a particular distribution are insufficient to fully satisfy payments owed thereunder, such unpaid amounts shall accrue (the “Accrued Principal Paydown Amount”) and shall be added to the amounts due under this Section 3.2(a)(vi)(a) for subsequent distributions until the Accrued Principal Paydown Amount has been paid in full, otherwise;

b.     if a Purchaser’s Invested Capital Balance for such Phase is less than or equal to [***] of the highest Invested Capital Balance for such Purchaser during such Phase, (A) for Collections relating to all Allocated Eligible Receivables purchased prior to the Effective Date, (i) [***] of the Collections allocable to such Phase to the applicable Purchaser, and (ii) [***] of such Collections to the Seller, on a pro rata basis, and (B) for Collections relating to all Allocated Eligible Receivables purchased on or after the Effective Date, (i) [***] of the Collections allocable to such Phase to the applicable Purchaser, and (ii) [***] of such Collections to the Seller, on a pro rata basis, as applicable, until each such Purchaser’s Invested Capital Balance for such Phase has been reduced to zero; and

(vii)     Thereafter, (A) for Collections relating to all Allocated Eligible Receivables purchased prior to the Effective Date, (i) [***] of the Collections allocable to such Phase to each applicable Purchaser, (ii) [***] of such Collections to the Seller, and (iii) [***] of such Collections to the Servicer, on a pro rata basis, and (B) for Collections relating to all Allocated Eligible Receivables purchased on or after the Effective Date, (i) [***] of the Collections allocable to such Phase to each applicable Purchaser, and (ii) [***] of such Collections to the Seller, and (iii) [***] of such Collections to the Servicer, on a pro rata basis, as applicable.

(b)     Notwithstanding anything in this Section 3.2 to the contrary, if a Waterfall Trigger Event has occurred with respect to any Quarterly Tranche, distributions of Collections shall be made in accordance with this Section 3.2(b) in lieu of Section 3.2(a) until such time as the Waterfall Trigger Event is waived by the Purchaser Agent or cured by the Seller for three (3) consecutive months of having no Waterfall Trigger Event with respect to any Quarterly Tranche, as follows:

(i)     First, to the Seller, solely from the Collections received with respect to a specific Allocated Eligible Receivable, to repay all accrued but unpaid interest on such Allocated Eligible Receivable contained within such Quarterly Tranche with respect to the period from and including the date of origination of such Allocated Eligible Receivable until the date the Eligible Participation with respect to such Allocated Eligible Receivable was first sold to a Purchaser;

(ii)     Second, to the Seller, to fund any LOC Advances related to Eligible Participations contained within such Quarterly Tranche;

(iii)     Third, to the Backup Servicer, in respect of any Backup Servicer Fees owed to the Backup Servicer with respect to such Quarterly Tranche pursuant to the Backup Servicing Agreement;

(iv)     Fourth, in the absence of a Servicing Transfer, to the Servicer, in respect of any Servicing Fees then owed to Servicer with respect to such Quarterly Tranche pursuant to Section 3.1;

(v)     Fifth, (A) for Collections relating to all Allocated Eligible Receivables purchased prior to the Effective Date, (i) [***] of the Collections allocable to such Quarterly Tranche to the applicable Purchaser, and (ii) [***] of such Collections to the Seller, on a pro rata basis, and (B) for Collections relating to all Allocated Eligible Receivables purchased on or after the Effective Date, (i) [***] of the Collections allocable to such Quarterly Tranche to the applicable Purchaser, and (ii) [***] of such Collections to the Seller, on a pro rata basis, as applicable, until each applicable Purchaser has received aggregate distributions pursuant to this Section 3.2(a)(v) equal to 100% of its respective Invested Capital with respect to such Quarterly Tranche, paid by such Purchaser as of the date of such distribution;

(vi)     Sixth, (A) for Collections relating to all Allocated Eligible Receivables purchased prior to the Effective Date, (i) [***] of the Collections allocable to such Quarterly Tranche to the applicable Purchaser, and (ii) [***] of such Collections to the Seller, on a pro rata basis, and (B) for Collections relating to all Allocated Eligible Receivables purchased on or after the Effective Date, (i) [***] of the Collections allocable to such Quarterly Tranche to the applicable Purchaser, and (ii) [***] of such Collections to the Seller, on a pro rata basis, as applicable, until each applicable Purchaser has received aggregate distributions pursuant to Section 3.2(a)(v) and this Section 3.2(b)(vi) such that such Purchaser has received the Preferred Return with respect to such Quarterly Tranche; and

(vii)     Thereafter, (A) for Collections relating to all Eligible Receivables purchased prior to the Effective Date, (i) [***] of the Collections allocable to such Quarterly Tranche to each applicable Purchaser, (ii) [***] of such Collections to the Seller, and (iii) [***] of such Collections to the Servicer, on a pro rata basis, and (B) for Collections relating to all Eligible Receivables purchased on or after the Effective Date, (i) [***] of the Collections allocable to such Quarterly Tranche to each applicable Purchaser, and (ii) [***] of such Collections to the Seller, and (iii) [***] of such Collections to the Servicer, on a pro rata basis, as applicable.

(c)     For the avoidance of doubt, any Collections received from the Eligible Participations shall be paid as set forth above and no amounts shall be due and owing until such

Collections are available for immediate distribution. Regardless of whether any Collections to be distributed pursuant to this Section 3.2 are distributed pursuant to Section 3.2(a) or Section 3.2(b), the Servicer shall track such distributions on both a Phase and Quarterly Tranche basis for each Purchaser and include such information in their weekly report under Section 4.1(c). In the event that a Waterfall Trigger Event has occurred, and as of such date the Servicer or the Seller has received distributions under Section 3.2(a) in excess of the distributions that would have been made to the Servicer or Seller under Section 3.2(b) up to that date, no further distributions shall be made to the Servicer and/or Seller, as applicable, under Section 3.2(b) until the applicable Purchasers shall have received distributions under Section 3.2(b) in an amount equal to what the applicable Purchasers would have received had the Servicer not received such overpayment. Servicer acknowledges and agrees that (i) all Collections payable with respect to the Allocated Eligible Receivables are to be paid by the Obligor directly into the applicable Servicer Collections Account or Additional Servicer Collections Account, and (ii) to the extent Servicer or Seller receives any Collections or other payments or proceeds with respect to the Allocated Eligible Receivables in violation of the terms of this Section 3.2, such amounts shall be segregated from all other funds and assets of Servicer or Seller, as applicable, and held in trust for the benefit of the Servicer, the Seller and the applicable Purchaser, Seller and Servicer shall promptly (within two (2) Business Days) deposit such Collections in the Servicer Collections Account or Additional Servicer Collections Account, as applicable, to be applied only in accordance with this Agreement. In the event there is more than one Purchaser in any Phase or Quarterly Tranche, as applicable, then the distributions pursuant to this Section 3.2 shall be calculated and made on a per Purchaser basis.

Section 3.3     Clawback. As consideration for the Purchaser Parties agreeing to pay the Promote to the Servicer under Section 3.2(a)(vii) and Section 3.2(b)(vii), upon the final and complete distribution of Collections to the Purchaser Parties with respect to all remaining Eligible Participations (other than with respect to Eligible Participations which have been previously charged off) with respect to each Phase (or Quarterly Tranche in the event of a Waterfall Trigger Event), as determined at the end of each Phase (or Quarterly Tranche in the event of a Waterfall Trigger Event), separately, the Purchaser Agent shall prepare and send to the Servicer a final accounting and review of all Collections received, and amounts thereof distributed to the Purchaser Parties, the Seller, and, if applicable, distributed to the Servicer (the “Final Accounting”). The Final Accounting for each Phase (or Quarterly Tranche in the event of a Waterfall Trigger Event) shall be subject to the Servicer’s review and good faith approval, not to be unreasonably withheld or delayed. To the extent the Purchaser Agent has determined in such Final Accounting that any Party hereunder did not receive the correct distribution of Collections (whether underpaid or overpaid) with respect to a particular Phase (or Quarterly Tranche in the event of a Waterfall Trigger Event) pursuant to the terms of this Agreement, then Purchaser Agent shall notify Servicer and the applicable Party shall promptly (within three (3) Business Days) pay over such excess amounts to the other Party; provided that such amounts paid by the applicable Party will be limited to the actual Collections.

ARTICLE IV

REPORTING; ACCESS

Section 4.1     Reports.

(a)     On the first Business Day of each week, the Servicer shall deliver to the Purchaser Agent a schedule outlining the projected Purchase Price amount of Eligible Participations to be sold to the Purchaser Parties the following calendar week (each, a “Projected Schedule”).

(b)     On each Business Day, the Servicer shall deliver to the Purchaser Agent, with respect to the prior Business Day, a schedule reconciling amounts disbursed from the Funding Account to the Seller during such prior Business Day (each, a “Prior Day Reconciliation”), which shall include a loan level schedule outlining the corresponding Eligible Participations sold to the Purchaser Parties (organized by Purchaser if there shall be more than one Purchaser) and their respective Purchase Prices, along with Loan Level Detail for the Eligible Participations and the related Allocated Eligible Receivables.

(c)     On the first Business Day of each week, the Servicer shall deliver to the Purchaser Agent a waterfall report outlining the proposed distributions (calculated as of such date) to be made pursuant to Section 3.2 for that week for each Phase or Quarterly Tranche, as applicable, and back-up detail for such distributions to enable the Purchaser Agent to review such amounts, as well as a calculation of the projected shortfall amount (if any) with respect to LOC Advances made with respect to each Phase or Quarterly Tranche, as applicable, that are in excess of the amount of Collections related to such Phase or Quarterly Tranche, as applicable that have been received since the last application of Collections through Section 3.2.

Section 4.2     Monthly Summary Report. Each calendar month during each Term of this Agreement, Servicer will deliver to Purchaser Agent a monthly summary report, in computer file form reasonably accessible and usable by Purchaser Agent or via access to an electronic portal containing such information, as of the end of the immediately preceding calendar month, with respect to all Allocated Eligible Receivables and the related Eligible Participations, which shall include (a) a monthly collections report and Waterfall Trigger Event and Trigger Event compliance report (each in form and with details and reporting information reasonably acceptable to Purchaser Agent), on the entire portfolio of Allocated Eligible Receivables and the related Eligible Participations, (b) Loan Level Detail regarding the entire portfolio of Allocated Eligible Receivables and the related Eligible Participations, which shall include, but not be limited to, all information that is set forth on the Purchase Summary with respect to each Purchase Agreement and (c) such other matters as Purchaser Agent may from time to time reasonably request, all prepared by Servicer and certified to its knowledge as to being true, correct and complete in all material respects as reported to and understood by the Servicer. Such summary report and certification of the Servicer shall be delivered to Purchaser Agent on or before the fifteenth (15th) calendar day of each month.

Section 4.3     Financial Reports. The Servicer shall deliver to the Purchaser Agent the following financial statements and reports with respect to the Servicer on a consolidated basis and at the times indicated below:

(a)     Monthly, within thirty (30) days after the end of each period, a detailed trial balance and written report, which shall include (i) a balance sheet as of the last day of such monthly period, (ii) a statement of income for such monthly period, and (iii) a statement of cash flows for such monthly period;

(b)     Within one hundred twenty (120) days after the end of each fiscal year of the Servicer, an audited balance sheet, audited statement of income, audited statement of members’ equity, and audited statement of cash flows, including notes thereto in accordance with GAAP for such fiscal year, by the Servicer’s certified independent accountants.

(c)     At least thirty (30) days prior to the end of each fiscal year of the Servicer, a forecast, based on the operating budget for the Servicer for the subsequent fiscal year, of the Eligible Participations to be offered to the Purchaser Parties during the subsequent fiscal year.

Section 4.4     Access. In addition to the reporting requirements contained in this Article IV, Purchaser Agent or an independent third party acting on behalf of the Purchaser Agent shall be granted access to all applicable books and records of the Servicer and the Seller, reasonably necessary to complete customary field exams; provided, however, that in the absence of a Servicing Default, (a) the frequency of such field exams shall be limited to no more than four (4) times per calendar year and (b) such field exams shall be scheduled at least ten (10) Business Days in advance, during normal business hours and at such times as are reasonably convenient for Servicer and Seller.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SERVICER AND SELLER

On the date hereof, and on the date of each acquisition of Eligible Participations pursuant to the Purchase Agreement, each of the Servicer and the Seller hereby, jointly and severally, represent and warrant to the Purchaser Parties as follows:

Section 5.1     Organization; Authorization. Each of the Servicer and the Seller is duly organized, validly existing and in good standing under the laws of its state of formation, has all licenses necessary to carry on its business as now being conducted by such Party and is licensed, qualified and in good standing in each state if the laws of such state require licensing or qualification in order to conduct business of the type now being conducted by such Party, except where the failure to be so licensed or qualified would not reasonably be expected to have, either individually or in the aggregate, a material adverse effect on such Party’s ability to perform any of its material obligations under any applicable Program Documents. Each of the Servicer and the Seller has the requisite power and authority to execute and deliver this Agreement and each other Program Document to which it is a party, and to perform its obligations as contemplated hereby or thereby, and performance hereunder by each such entity does not constitute a violation of such entity’s certificate of formation, bylaws, operating agreement (or similar instrument) or any other valid instrument to which such entity is a party or by which such entity may be bound. All requisite limited liability company action has been taken by each of the Servicer and Seller to make this Agreement and each other Program Document to which it is a party valid and binding upon Servicer and Seller, as applicable, in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights in general and subject to general principles of equity.

Section 5.2     Due Execution; Validly Binding Agreement. This Agreement has been duly authorized, executed and delivered by Servicer and Seller and constitutes a legal, valid and binding obligation of the Servicer and the Seller, enforceable against each of them in accordance with its terms, except that the enforceability thereof may be subject to (a) the effects of any applicable bankruptcy, insolvency, reorganization, receivership, conservatorship or other Laws affecting the rights of creditors generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or law).

Section 5.3     No Consent Required. No consent, approval, authorization or order is required for the transactions contemplated by the Program Documents from any Governmental Authority having jurisdiction over Servicer or Seller or, if required, such consent, approval, authorization or order has been or will, prior to the Closing Date, be obtained.

Section 5.4     Ordinary Course of Business. The consummation of the transactions contemplated by the Program Documents are in the ordinary course of business of each of the Servicer and Seller.

Section 5.5     No Conflicts. None of the execution and delivery of this Agreement or any other Program Document to which it is a party, the holding, origination or servicing of the Eligible Receivables by Servicer and Seller, the consummation of the transactions contemplated hereby or by any other Program Document to which Servicer or Seller is a party, nor the fulfillment of or compliance with the terms and conditions of this Agreement or of any other Program Document to which Servicer or Seller is a party, (a) conflict with or result in a breach of any of the terms, conditions or provisions of Servicer’s or Seller’s organizational documents or any material agreement or instrument to which Servicer or Seller is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or (b) result in the violation of any Applicable Law to which Servicer or Seller or either of their respective property is subject, which violation would reasonably be expected to have a material adverse effect on Servicer’s or Seller’s ability to perform any of their respective material obligations under any applicable Program Documents, or (c) materially impair the ability of the Purchaser Parties to realize on the Eligible Participations, or materially impair the value of the Allocated Eligible Receivables.

Section 5.6     No Litigation. Except as has been previously disclosed to the Purchaser Agent, there is no suit, action, litigation or other proceeding or governmental or administrative investigation or inquiry, pending or threatened against Servicer or the Seller, by any Governmental Authority, that would reasonably be expected to prevent or prohibit the Servicer or the Seller from complying in full with the provisions of this Agreement or that would reasonably be expected to result in any material adverse change in the business, operations, financial condition, properties or assets of the Servicer or Seller, or in any material impairment of the right or ability of Servicer or Seller to carry on its business substantially as now conducted, or in any material liability on the part of Servicer or Seller, or which would reasonably be expected to draw into question the validity of any Program Document, the Allocated Eligible Receivables or the Eligible Participations.

Section 5.7     Ability to Perform; Solvency. Neither Servicer or Seller believes, nor do either of them have any reason or cause to believe, that Servicer or Seller cannot perform, in all material respects, the covenants contained in this Agreement and the Program Documents to which Servicer or Seller is a party. Each of Servicer and Seller is solvent and the sale of the Program Assets will not cause Servicer or Seller to become insolvent. The sale of the Program Assets is not undertaken with the intent to hinder, delay or defraud any of Servicer or Seller’s creditors.

Section 5.8     Servicer’s Origination. The Servicer’s decision to originate or acquire any Receivable, or to deny any loan application is an independent decision based upon Servicer’s Credit Policies, and is in no way made as a result of any Purchaser Party’s decision to purchase, or not to purchase, or the price any Purchaser Party may offer to pay for, an Eligible Participation with respect to any such Receivable, if originated.

Section 5.9     Own Advisors. The Servicer and the Seller each acknowledges that it has had an opportunity to consult with an attorney and/or other relevant professional advisors prior to the execution of this Agreement. The Servicer and the Seller each acknowledges that Purchaser Agent has advised each of them that they should seek such counsel.

Section 5.10     No Fiduciary Relationship. Servicer and the Seller each acknowledges that the Servicer and the Seller, on the one hand, and the Purchaser Parties, on the other hand, are not in a fiduciary, agency or otherwise special relationship, including one of trust, confidence or privity, and that the Servicer, the Seller and each of the Purchaser Parties are each acting for their own self-interest.

Section 5.11     Sale Treatment. Servicer and Seller expect to be advised by their independent certified public accountants that under GAAP the transfer of (a) the Bank Partner Retained Receivables will be treated as a sale on the books and records of such Bank Partner, and (b) the Eligible Participations will be treated as a sale on the books and records of Seller, and Servicer and Seller have determined that the sale of (x) the Bank Partner Retained Receivables, and (y) the Eligible Participations pursuant to the Program Documents will be afforded sale treatment for tax and accounting purposes.

Section 5.12     Notice of Modified Underwriting Criteria. Servicer will provide (or cause to be provided) to Purchaser Agent prompt notice of any modification or amendment to the Credit Policies, with such notice to set forth the modifications or amendments and to include a copy of the Credit Policies as so modified or amended, and such Credit Policies shall not be materially modified without the prior written consent of the Purchaser Agent.

Section 5.13     No Brokers. Neither Servicer nor Seller has dealt with any broker, investment banker, agent or other person that may be entitled to any commission or compensation in connection with the sale of the Program Assets.

Section 5.14     Representations Regarding Eligible Receivables. The Servicer and the Seller each hereby represents as to each Program Asset, from and after the date of the acquisition of an Eligible Participation with respect to such Program Asset pursuant to the Purchase Agreement:

(a)     All information provided in writing by Servicer or Seller to the Purchaser Agent with respect to such Program Asset shall, to Servicer’s or Seller’s respective knowledge, be complete, true and correct in all material respects as of the date provided to the Purchaser Agent, it being acknowledged and agreed by the Parties that each of the criteria set forth in the definition of “Eligible Receivables” are material;

(b)     Such Program Asset is not subject to any right of rescission, set-off, counterclaim or defense by the applicable Obligor, nor will the operation of any of the terms of the Obligor Loan Documents, or the exercise of any right thereunder, render any Obligor Loan Document unenforceable, in whole or in part, and no such right of rescission, set-off, counterclaim or defense has been asserted by the applicable Obligor with respect thereto;

(c)     Any and all Applicable Laws, including, without limitation, truth-in-lending, consumer credit protection, equal credit opportunity, fair lending and disclosure laws applicable to the Program Asset, including those with respect to origination, sourcing, holding and servicing, have been complied with by Servicer or Seller, as applicable, in all material respects, and the consummation of the transactions contemplated by the Program Documents will not involve the violation of any such Applicable Law by Servicer or Seller;

(d)     The Seller owns such Program Asset and the related Verification Deliverables free and clear of any Lien and Seller has the requisite power and authority to sell, transfer and assign the Eligible Participations and the proceeds thereof to the applicable Purchaser. Seller has good, indefeasible and marketable title to such Program Asset, and has full right to transfer and sell the Eligible Participation to the applicable Purchaser free and clear of any Lien, and has full right and authority subject to no interest or participation of, or agreement with, any other party, to sell and assign the Eligible Participation pursuant to this Agreement and the Purchase Agreement. After the related sale of each Eligible Participation, Seller shall at all times own such Program Asset and the related Verification Deliverables free and clear of any Lien, other than those created under the Program Documents and Applicable Law. Upon the sale of the Eligible Participation to a Purchaser pursuant to this Agreement and the Purchase Agreement, such Purchaser will own such Eligible Participation free and clear of any Lien, other than those created under the Program Documents, and such Eligible Participation shall be freely assignable by such Purchaser without consent, condition or restriction other than those created under the Program Documents. After the related sale of the Eligible Participation, neither Servicer nor Seller will have any right to modify or alter the terms of the sale of the Eligible Participation or the underlying Allocated Eligible Receivable without the consent of the applicable Purchaser Party or Obligor, respectively, except as set forth in the Program Documents or Obligor Loan Documents, respectively;

(e)     Each of Seller and Servicer is (1) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Obligor resided during the period the Program Asset was originated, and (2) either (i) organized under the laws of such state, (ii) qualified to do business in such state or (iii) not required to be so qualified in such state;

(f)     The terms of the Allocated Eligible Receivable have not been impaired, waived, altered or modified in any respect, from the date of origination except by a written instrument, the terms of which are reflected in the related Verification Deliverables. All amounts set forth in the Allocated Eligible Receivable are denominated in United States currency (and are not convertible into, or payable in, any other currency);

(g)     With respect to the Allocated Eligible Receivable, Servicer and Seller shall be in all material respects in compliance with any and all requirements of all Applicable Law;

(h)     The form of the Obligor Loan Documents is the same in all material respects as the forms of such documents attached hereto as Exhibit B, as amended, from time to time, with the consent of the Purchaser Agent; provided, however, that the forms of Obligor Loan Documents may be amended from time to time by Servicer or Seller without the consent of the Purchaser Agent, upon written notice to the Purchaser Agent within a reasonable period of time thereafter (such notice not to be given more than five (5) days from the date of such amendment), as may be necessary in the reasonable discretion of Servicer or Seller for such Obligor Loan Documents to comply with Applicable Law;

(i)     The origination, servicing and collection practices used by Servicer and Seller with respect to the Program Asset have been and will be in all material respects in compliance with the Servicing Policy and Applicable Law;

(j)     The Obligor has not notified Servicer or Seller of, and neither Servicer nor Seller has any knowledge of, any relief requested or allowed to the Obligor under the Servicemembers Civil Relief Act, or other similar state statute;

(k)     The proceeds of the Program Asset have been fully disbursed and there is no requirement for future advances thereunder for the Program Assets not disclosed as lines of credit;

(l)     All Obligors meet the applicable Credit Policies;

(m)     To the extent applicable, any electronic promissory note and any other documents requiring the signature of an account debtor which was signed with a digital or electronic signature complied with the Uniform Electronic Transactions Act, as in effect in the jurisdiction governing such promissory note, and the Electronic Signatures in Global and National Commerce Act (E-Sign Act), including all consumer consent and other applicable provisions thereof;

(n)     Any electronic promissory note included in the Verification Deliverables evidencing such Allocated Eligible Receivable has only one single, authoritative copy that includes the digital or electronic signature of the related Obligor and is unique, identifiable and unalterable, and no other party other than Seller or Servicer (to the extent permitted by the Obligor Loan Documents) is in actual or constructive possession of the authoritative copy of such promissory note;

(o)     The underlying Receivable is an Eligible Receivable and the participation sold to the applicable Purchaser is an Eligible Participation as of the applicable purchase date; and

(p)     All Verification Deliverables shall be delivered to the Backup Servicer and the Purchaser Agent at least two (2) Business Days prior to the applicable purchase and if any deficiencies in such Verification Deliverables are identified by the Backup Servicer, Servicer and/or Seller shall cure such deficiencies in a manner reasonably satisfactory to Purchaser Agent prior to any purchase of such offered participations.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PURCHASER AGENT

On the date hereof, and on the date of each acquisition of Eligible Participations pursuant to a Purchase Agreement, Purchaser Agent represents and warrants to the Servicer and the Seller as follows:

Section 6.1     Organization; Authorization. Purchaser Agent is duly organized, validly existing and in good standing under the laws of Delaware, has all licenses necessary to carry on its business as now being conducted by it and is licensed, qualified and in good standing in each state if the laws of such state require licensing or qualification in order to conduct business of the type now being conducted by it, except where the failure to be so licensed or qualified would not reasonably be expected to have, either individually or in the aggregate, a material adverse effect on a Purchaser Party’s ability to perform any of its material obligations under any applicable Program Documents. Purchaser Agent has the requisite power and authority to execute and deliver this Agreement and each other Program Document to which it is a party, and to perform its obligations as contemplated hereby or thereby, and performance hereunder by Purchaser Agent does not constitute a violation of its certificate of formation, operating agreement (or similar instrument) or any other valid instrument to which it is a party or by which it may be bound. All requisite limited liability company action has been taken by Purchaser Agent to make this Agreement and each other Program Document to which it is a party valid and binding upon it in accordance with its terms, except that the enforceability thereof may be subject to (a) the effects of any applicable bankruptcy, insolvency, reorganization, receivership, conservatorship or other Laws affecting the rights of creditors generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or law).

Section 6.2     Due Execution; Validly Binding Agreement. This Agreement has been duly authorized, executed and delivered by Purchaser Agent and constitutes a legal, valid and binding obligation of Purchaser Agent, enforceable against it in accordance with its terms, except that the enforceability thereof may be subject to (a) the effects of any applicable bankruptcy, insolvency, reorganization, receivership, conservatorship or other Laws affecting the rights of creditors generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or law).

Section 6.3     No Consent Required. No consent, approval, authorization or order is required for the transactions contemplated by the Program Documents from any Governmental Authority having jurisdiction over Purchaser Agent or, if required, such consent, approval, authorization or order has been or will, prior to the Closing Date, be obtained.

Section 6.4     No Conflicts. None of the execution and delivery of this Agreement or any other Program Document to which it is a party, the holding, origination or servicing of the Eligible Receivables by Purchaser Agent, the consummation of the transactions contemplated hereby or by any other Program Document to which Purchaser Agent is a party, nor the fulfillment of or compliance with the terms and conditions of this Agreement or of any other Program Document to which Purchaser Agent is a party, will conflict with or result in a breach of any of the terms, conditions or provisions of Servicer or Seller’s organizational documents or any legal restriction or any agreement or instrument to which Purchaser Agent is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the violation of any Applicable Law to which Purchaser Agent or its property is subject, which violation would reasonably be expected to have a material adverse effect on Purchaser Agent’s ability to perform any of its material obligations under any applicable Program Documents.

Section 6.5     No Litigation. There is no suit, action, litigation or other proceeding or governmental or administrative investigation or inquiry, pending or threatened, against Purchaser Agent by any Governmental Authority that would reasonably be expected to prevent or prohibit Purchaser Agent from complying in full with the provisions of this Agreement or that would reasonably be expected to result in any material adverse change in the business, operations, financial condition, properties or assets of the Purchaser Agent, or in any material impairment of the right or ability of Purchaser Agent to carry on its business substantially as now conducted, or in any material liability on the part of Purchaser Agent, or which would reasonably be expected to draw into question the validity of any Program Document, the Allocated Eligible Receivables or the Eligible Participations.

Section 6.6     Own Advisors. Purchaser Agent acknowledges that it has had an opportunity to consult with an attorney and/or other relevant professional advisors prior to the execution of this Agreement. Purchaser Agent acknowledges that the Servicer and the Seller have advised it that it should seek such counsel.

Section 6.7     No Fiduciary Relationship. Purchaser Agent acknowledges that the Servicer and the Seller, on the one hand, and the Purchaser Parties, on the other hand, are not in a fiduciary, agency or otherwise special relationship, including one of trust, confidence or privity, and that the Servicer, the Seller and the Purchaser Parties are each acting for their own self-interest.

Section 6.8     No Brokers. No Purchaser Party has dealt with any broker, investment banker, agent or other person that may be entitled to any commission or compensation in connection with the purchase of the Program Assets.

ARTICLE VII

GENERAL

Section 7.1     Confidentiality. This Agreement and all information related to the transactions contemplated hereby is confidential and no Party shall disclose any or all of its content to any third party without the prior consent of the other Parties other than any such information that becomes generally available to the public or becomes available to a Party from a source other than the other Party that is not known to such recipient to be subject to confidentiality obligations; provided, that disclosure may be made by a Party to its Affiliates, managers, direct and indirect members, partners, officers, directors, employees, agents, advisors (including consultants, accountants, attorneys and financial advisors), representatives, potential capital sources, potential lenders, and potential co-investors who reasonably need to know such information for the purpose of evaluating the transactions described herein, or who otherwise reasonably need to know such information (to prepare tax returns, for example) and so long as such parties have been instructed to keep such information confidential; provided, further, that any Party may disclose confidential information to the extent required by any Governmental Authority to which such Party is subject, or required by Applicable Law or valid legal process and if required to do so will exercise

Reasonable Efforts to obtain assurances that confidential treatment will be afforded to such information. Each Purchaser Party acknowledges that it may receive information pursuant to the Program Documents with respect Allocated Eligible Receivables that contains non-public personally identifiable information (“NPI”) regarding Obligors as defined by Title V of the Gramm-Leach-Bliley Act of 1999 and implementing regulations, including the Federal Trade Commission’s Rule Regarding Privacy of Consumer Financial Information (collectively, the “GLB Act”). To the extent that a Purchaser Party has access to NPI pursuant to the Program Documents or from any other source, Each Purchaser Party agrees that such information will not be disclosed or made available to any third party, agent or employee for any reason whatsoever, other than with respect to: (a) such Person’s authorized employees or agents on a “need to know” basis in order for such Person to perform its obligations or enforce its rights under the Program Documents, provided that such representatives are subject to a confidentiality agreement which shall be consistent with and no less restrictive than the provisions of this Section 7.1; and (b) as required by Applicable Law or as otherwise permitted by this Agreement or the GLB Act regarding ‘Privacy’ of NPI, either during the term of this Agreement or after the termination of this Agreement, provided that, prior to any disclosure of NPI as required by Applicable Law, the applicable Purchaser Party shall (i) not disclose any such information until it has notified the Servicer in writing of all actual or threatened legal compulsion of disclosure, and any actual legal obligation of disclosure promptly upon becoming so obligated, and (ii) cooperate to the fullest extent possible with all lawful efforts by the Servicer to resist or limit disclosure at the Servicer’s expense. The Purchaser Parties will not utilize NPI in any manner that violates any Applicable Law.

Section 7.2     Survival of Warranties. Unless otherwise set forth in this Agreement, the representations and warranties of the Parties contained in or made pursuant to this Agreement shall survive until the final and complete payment (pursuant to the Servicing Policy) of Collections with respect to all Eligible Participations purchased under this Agreement. The representations and warranties shall in no way be affected by any investigation or knowledge of the subject matter thereof made by or on behalf of any Party.

Section 7.3     Indemnification.

(a)     Except as set forth in Section 7.3(b), Servicer, its Affiliates, and their respective officers, directors, employees, managers, agents and representatives (the “Servicer Indemnitees”), shall not be liable for any losses, damages, costs, expenses (including reasonable attorneys’ fees), liabilities, claims and demands, for any action taken (or omission), or any information provided to the Purchaser Parties in connection with any Program Document. Each Purchaser shall, severally but not jointly, indemnify, defend and hold harmless the Servicer Indemnitees from any liability, loss, damage or expense (including reasonable attorneys’ fees and expenses) relating to or arising out of (i) any actual misconduct or gross negligence of a Purchaser Party, (ii) any violation any Applicable Law by a Purchaser Party, or (iii) any breach of any of the representations and warranties by a Purchaser Party, or duties, obligations or responsibilities of a Purchaser Party under this Agreement or any other Program Document.

(b)     Except as set forth in Section 7.3(a), each of the Purchaser Parties, its Affiliates, and their respective officers, directors, employees, managers, agents and representatives (the “Purchaser Indemnitees”), shall not be liable for any losses, damages, costs, expenses

(including reasonable attorneys’ fees), liabilities, claims and demands, for any action taken (or omission), or any information provided to Seller Servicer in connection with any Program Document. The Servicer and the Seller shall, jointly and severally, indemnify, defend and hold harmless the Purchaser Indemnitees from any liability, loss, damage or expense (including reasonable attorneys’ fees and expenses) relating to or arising out of (i) any actual misconduct or gross negligence of Servicer or Seller or any of their respective Affiliates, (ii) any violation any Applicable Law by the Servicer or Seller or any of their respective Affiliates, or (iii) any breach of any of the representations and warranties, duties, obligations or responsibilities of the Servicer, the Seller or any of their respective Affiliates under this Agreement or any other Program Document. In the event a Bad Act occurs under clause (ii) of the definition of Bad Act contained herein (a “Misappropriation”), the Servicer and Seller shall, jointly and severally, indemnify the Purchaser Parties against any losses that such Parties incur as a result of such Misappropriation and shall immediately repay the Purchaser Parties for any such losses.

Section 7.4     Limitation of Liability. IN NO EVENT WILL ANY PARTY OR ANY OF ITS REPRESENTATIVES OR AFFILIATES, BE LIABLE TO ANOTHER PARTY OR ANY THIRD PARTY UNDER THIS AGREEMENT OR ANY OTHER PROGRAM DOCUMENT FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, EXEMPLARY, SPECIAL OR PUNITIVE DAMAGES, WHETHER ARISING OUT OF BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, REGARDLESS OF WHETHER SUCH DAMAGES WERE FORESEEABLE AND WHETHER OR NOT SUCH PARTY WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, UNLESS SUCH DAMAGES ARISE OUT OF SUCH PARTY OR ANY OF ITS REPRESENTATIVES OR AFFILIATES’ INTENTIONAL MISCONDUCT, GROSS NEGLIGENCE OR WILLFUL VIOLATION OF ANY APPLICABLE LAW OR ANY PROGRAM DOCUMENT.

Section 7.5     Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to sections, schedules and exhibits mean the sections of, and schedules and exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The schedules and exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 7.6     Approvals. Unless otherwise expressly specified herein, any approval or consent of the Purchaser Agent or any other Purchaser Party shall be granted in the sole discretion of such Purchaser Party and such approval or consent may be withheld by such Party for any reason or no reason.

Section 7.7     Costs. The Parties shall each pay their own costs and expenses (including attorney’s fees and accountants’ fees) incurred or to be incurred in negotiating, preparing and executing this Agreement. All expenses of the Servicer or Seller incurred in connection with their respective obligations hereunder shall be borne by such Party, unless explicitly described herein as payable by a Purchaser Party or out of Collections.

Section 7.8     No Joint Venture or Partnership. This Agreement is not intended to and shall not be construed as creating a joint venture, partnership, agency or other association within the meaning of the common law or under the laws of any state.

Section 7.9     Entire Agreement. This Agreement and the other Program Documents represent the entire agreement and understanding among the Parties regarding the subject matter contained herein and therein and supersede any and all prior representations, warranties, agreements and understandings, whether written or oral, concerning the subject matter contained herein. In the event of any conflict between the terms of this Agreement and any other Program Document, the terms of this Agreement shall control.

Section 7.10     Amendment. This Agreement may only be amended in writing signed by each of the Parties; provided, however, that the forms of Obligor Loan Documents and the Credit Policies attached hereto as Exhibits B and C, respectively, may be amended from time to time by Servicer or Seller, upon written notice to the Purchaser Agent, as may be necessary in the reasonable discretion of Servicer or Seller for such Obligor Loan Documents or Credit Policies to comply with Applicable Law.

Section 7.11     Assignment; No Third-Party Beneficiaries. Except as otherwise contemplated herein, no Party may assign its rights or obligations under this Agreement to any Person without the prior written consent of the other Parties; provided, however, that from and after the Closing the Purchaser Agent may assign all of its rights and obligations under this Agreement to (i) any one of its Affiliates, (ii) any one Purchaser, and (iii) any Person to whom any Participation Interests are transferred in compliance with the Purchase Agreement, in any case without the consent of any other Parties; provided, further, that, for so long as no Termination Event (other than a Termination Event in connection with a Change of Control) has occurred and is continuing, the Purchaser Agent shall not assign any such rights or obligations to a Direct Competitor; and provided, further, that, in the event Purchaser Agent assigns or transfers its rights under this Agreement to a Person not an Affiliate of the Purchaser Agent, without the Seller’s consent, then the provisions set forth in this Agreement setting forth the obligation of any Purchaser to purchase any Eligible Participations and any obligation of Seller to offer any Eligible Participations for sale to any Purchaser shall be terminated, but all of the other provisions set forth in this Agreement shall survive until the final and complete payment of Collections by the Servicer to the Purchaser Parties (including any such transferees or assignees) with respect to all Eligible Participations remaining as of the date of such transfer or assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Nothing in this Agreement is intended or shall be construed to confer any rights or benefits upon any Person other than the Parties, except and as provided in Section 7.3. Notwithstanding the foregoing, each Purchaser shall be an intended third-party beneficiary of this Agreement and each such Purchaser shall be entitled to enforce its provisions and to avail themselves of the benefits of any remedy for any breach of its provisions, all to the same extent as if such Purchasers were signatories to this Agreement, in each case by and through Purchaser Agent.

Section 7.12     Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to its conflict of law rules, principles or provisions that would require the application of the laws of another jurisdiction.

Section 7.13     Dispute Resolution. The Parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state and federal courts located in or for New York County, New York for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state and federal courts located in or for New York County, New York and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

Section 7.14     Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE OTHER PROGRAM DOCUMENTS OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

Section 7.15     Headings. Section headings are for convenient reference only and will not affect the meaning or have any bearing on the interpretation of any provision of this Agreement.

Section 7.16     Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement. If so signed, the agreement becomes effective when all signature pages are attached and this Agreement may be delivered by electronic delivery.

Section 7.17     Voluntary Execution of Agreement. This Agreement is being executed voluntarily and without any duress or undue influence on the part or on behalf of the Parties.

Section 7.18     Severability. In the event one or more of the provisions of this Agreement or any document or agreement delivered or issued with respect to this Agreement shall be deemed to be invalid, illegal or unenforceable in any respect, than the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. Except as otherwise set forth herein, all rights and remedies herein provided are cumulative and not exclusive of any rights or remedies otherwise provided by Applicable Law.

Section 7.19     Notices. All notices, requests, demands or any other communication made under, pursuant to, or in accordance with this Agreement, except for normal day-to-day business communications, which may be made orally or in a writing, shall be in writing and shall either be delivered personally, by overnight courier, or by the United States mail (sent by first-class mail, certified, return receipt requested, postage prepaid) and properly addressed as follows:

If to the Servicer or the Seller:	If to the Purchaser Agent or any other Purchaser Party:

Opportunity Financial, LLC	Midtown Madison Management LLC
One Prudential Plaza	780 Third Avenue
130 E. Randolph Street #1650	27th Floor
Chicago, IL 60601	New York, NY 10017
Attn: [***]	[***]
[***]	[***]

Copy (which shall not constitute notice) to:	Copy (which shall not constitute notice) to:

Opportunity Financial, LLC	Atalaya Capital Management LP
One Prudential Plaza	780 Third Avenue, 27th Floor
130 E. Randolph Street #1650	New York, NY 10017
Chicago, IL 60601	[***]
[***]	[***]
[***]

Copy (which shall not constitute notice) to:	Copy (which shall not constitute notice) to:

Greenberg Traurig, P.A.	Holland & Knight LLP
333 SE 2nd Avenue, Suite 4400	200 Crescent Court, Suite 1600
Miami, FL 33131	Dallas, Texas 75201
Attn: Joshua M. Samek	Attn: M. Matthew Fontane
Email: samekj@gtlaw.com	e-mail: matthew.fontane@hklaw.com

or to such other address(es) as a Party hereto may indicate to the other Parties in the manner provided for herein. Notices given by mail or overnight courier shall be deemed effective and complete when received or when delivery is refused by the recipient, and notices delivered personally shall be deemed effective and complete at the time of delivery and the obtaining of a signed receipt.

Signature Page Follows.

IN WITNESS WHEREOF, the Agreement has been executed by the Parties as of the Effective Date provided above.

OPPORTUNITY FINANCIAL, LLC		MIDTOWN MADISON MANAGEMENT LLC

By:	/s/ Jared Kaplan	By:
Name:	Jared Kaplan	Name:
Its:	Chief Executive Officer	Its:

OPPORTUNITY FUNDING SPE II, LLC

By:	/s/ Jared Kaplan
Name:	Jared Kaplan
Its:	Chief Executive Officer

[SIGNATURE PAGE TO AMENDED AND RESTATED PROGRAM AGREEMENT]

IN WITNESS WHEREOF, the Agreement has been executed by the Parties as of the Effective Date provided above.

OPPORTUNITY FINANCIAL, LLC		MIDTOWN MADISON MANAGEMENT LLC

By:	/s/ Jared Kaplan	By:	/s/ David P. Aidi
Name:	Jared Kaplan	Name:	David P. Aidi
Its:	Chief Executive Officer	Its:	Authorized Signatory

OPPORTUNITY FUNDING SPE II, LLC

By:	/s/ Jared Kaplan
Name:	Jared Kaplan
Its:	Chief Executive Officer

[SIGNATURE PAGE TO AMENDED AND RESTATED PROGRAM AGREEMENT]